    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1998


                                                      REGISTRATION NO. 333-35489
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                              CONOLOG CORPORATION
                        (NAME OF ISSUER IN ITS CHARTER)

               DELAWARE                                  3679                                 52-0853566
     (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
           OF ORGANIZATION)                    CLASSIFICATION CODE NO.)                  IDENTIFICATION NO.)

                             ----------------------

                                5 COLUMBIA ROAD
                              SOMERVILLE, NJ 08876
                                 (908) 722-8081
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------

                           ROBERT S. BENOU, PRESIDENT
                              CONOLOG CORPORATION
                                5 COLUMBIA ROAD
                              SOMERVILLE, NJ 08876
                                 (908) 722-8081
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                             ----------------------


                                   Copies to:

                  STUART NEUHAUSER, ESQ.                                        STEVEN A. MORSE, ESQ.
                BERNSTEIN & WASSERMAN, LLP                                       LESTER MORSE, P.C.
                     950 THIRD AVENUE                                            111 GREAT NECK ROAD
                    NEW YORK, NY 10022                                          GREAT NECK, NY 11021
                      (212) 826-0730                                               (516) 487-1446
                   (212) 371-4730 (FAX)                                         (516) 487-1452 (FAX)

                             ----------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /x/ 33-92424

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                             (Cover continued on following page)
                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Cover continued from previous page)


                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED              PROPOSED
             TITLE OF EACH CLASS OF               AMOUNT TO BE     MAXIMUM OFFERING      MAXIMUM AGGREGATE       AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTERED    PRICE PER SECURITY(1)    OFFERING PRICE      REGISTRATION FEE
Units, each consisting of one (1) Share of
  Common Stock, $1.00 par value per Share and
  four (4) Class A Warrants(2)..................      805,000            $5.00              $ 4,025,000          $ 1,219.58
Common Stock, $1.00 par value...................      805,000               --                       --                  --
Class A Warrants................................    3,220,000               --                       --                  --
Common Stock, $1.00 par value underlying Class A
  Warrants......................................    3,220,000            $6.00              $19,320,000          $ 5,853.96
Representative's Unit Purchase Option...........       70,000            $8.00              $   560,000          $   169.68
Common Stock, $1.00 par value in
  Representative's Unit Purchase Option.........       70,000               --                       --                  --
Class A Warrants in Representative's Unit
  Purchase Option...............................      280,000               --                       --                  --
Common Stock, $1.00 par value underlying Class A
  Warrants in Representative's Unit Purchase
  Option........................................      280,000            $9.60              $ 2,688,000          $   814.46
Class A Warrants of Selling Securityholders.....    1,200,000            $ .10              $   120,000          $    41.38
Common Stock, $1.00 par value underlying Class A
  Warrants of Selling Securityholders...........    1,200,000            $6.00              $ 7,200,000          $ 2,181.60
Total Registration and Fee......................                                            $32,905,000          $10,280.66(3)

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the 'Act'). Pursuant to Rule 416 under the Act, this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the Warrant Agreement governing the Class A Warrants and the Representative's Unit Purchase Option. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

(2) Includes 105,000 Units included in the Representatives Over-Allotment
    Option.


(3) Previously paid.

                             ----------------------

     PURSUANT TO RULE 429 OF THE ACT, THIS FORM INCORPORATES BY REFERENCE AND UPDATES ALL OF THE INFORMATION CONTAINED IN THE REGISTRATION STATEMENT ON FORM S-1; FILE NO. 33-92424. THE SECURITIES BEING CARRIED FORWARD FROM SUCH REGISTRATION STATEMENT ARE: 235,750 SHARES OF COMMON STOCK UNDERLYING CLASS A WARRANTS OFFERED TO THE PUBLIC ($487.72 FILING FEE PREVIOUSLY PAID); 20,500 UNDERWRITER'S OPTIONS TO PURCHASE 41,000 SHARES OF COMMON STOCK AND 20,500 CLASS A WARRANTS ($84.82 FILING FEE PREVIOUSLY PAID); 20,500 SHARES OF COMMON STOCK

UNDERLYING CLASS A WARRANTS IN SUCH UNDERWRITER'S OPTIONS ($42.41 FILING FEE PREVIOUSLY PAID); AND 900,000 SHARES OF COMMON STOCK UNDERLYING CLASS A WARRANTS PREVIOUSLY OFFERED BY CERTAIN SHAREHOLDERS ($1,861.92 FILING FEE PREVIOUSLY
PAID).

                                EXPLANATORY NOTE

     This registration statement covers the primary offering of securities of Conolog Corporation (the 'Company') and the offering of other securities by certain selling securityholders (the 'Selling Securityholders'). The Company is registering, under the primary prospectus (the 'Primary Prospectus'), 805,000 Units, each Unit consisting of one (1) share of Common Stock and four (4) Class A Warrants. The Selling Securityholders are registering, under an alternate prospectus (the 'Alternate Prospectus'), 1,200,000 Class A Warrants. The Alternate Prospectus pages which follow the Primary Prospectus, contain certain sections which are to be combined with all of the sections contained in the Primary Prospectus, with the following exceptions: the front and back cover pages, and the sections entitled 'The Offering' and 'Selling Securityholders.' In addition, the section entitled 'Concurrent Sales' from the Alternate Prospectus pages will be added to the Alternate Prospectus. Furthermore, all references contained in the Alternate Prospectus to 'the Offering' or 'this Offering' shall refer to the Company's offering under the Primary Prospectus.

                              CONOLOG CORPORATION
                             CROSS REFERENCE SHEET
                         BETWEEN ITEMS IN REGISTRATION
                    STATEMENT ON FORM S-1 AND THE PROSPECTUS

                         ITEM IN FORM S-1                                       PROSPECTUS CAPTION
      ------------------------------------------------------  ------------------------------------------------------

 1.   Front of Registration Statement and Outside Front
        Cover of Prospectus.................................  Forepart of Registration Statement and Outside Front
                                                                Cover Page of Prospectus

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................  Inside Front and Outside Back Cover Page of Prospectus

 3.   Summary Information and Risk Factors..................  Prospectus Summary; Risk Factors

 4.   Use of Proceeds.......................................  Use of Proceeds

 5.   Determination of Offering Price.......................  Outside Front Cover Page of Prospectus; Risk Factors
                                                                and Underwriting

 6.   Dilution..............................................  Risk Factors

 7.   Selling Securityholders...............................  Selling Securityholders

 8.   Plan of Distribution..................................  Underwriting

 9.   Description of Securities to be registered............  Description of Securities

10.   Interests of Named Experts and Counsel................  Legal Matters; Experts

11.   Information with Respect to the Registrant............  Prospectus Summary; Business; Management's Discussion
                                                                and Analysis of Financial Condition and Results of
                                                                Operation

12.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................  Certain Transactions; Part II - Item 14

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


                  SUBJECT TO COMPLETION, DATED JANUARY 8, 1998


PROSPECTUS
                              CONOLOG CORPORATION

                                 700,000 UNITS

     Conolog Corporation, a Delaware corporation ('Conolog' or the 'Company') is
offering (the 'Offering') 700,000 units (the 'Units') at a price of $    per
Unit. Each Unit consists of one (1) share of Common Stock, par value $1.00 per share ('Common Stock') and four (4) Redeemable Class A Common Stock Purchase Warrants ('Class A Warrants'). The Common Stock and Class A Warrants are detachable and may trade separately immediately upon issuance. The Units will not trade after issuance. Each Class A Warrant entitles the holder to purchase one (1) share of Common Stock, at an exercise price of $6.00, subject to adjustment, at any time through August 30, 2002. The Class A Warrants are subject to redemption by the Company commencing the earlier of (i) 24 months from the date of this Prospectus or (ii) 12 months from the date of this Prospectus, with the consent of IAR Securities Corp. (the 'Representative'), on not less than thirty (30) days notice at $.05 per Warrant, provided the average closing price of the Common Stock exceeds $7.20 per share for twenty (20) consecutive trading days ending within fifteen (15) days prior to the notice. See 'Description of Securities.' It is currently estimated that the offering price will be between $4.75 and $5.00 per Unit.

     The registration statement of which this prospectus forms a part also covers the offering of 1,200,000 Class A Warrants owned by certain selling securityholders (the 'Selling Securityholders'), the resale of the Common Stock underlying the Class A Warrants by the Selling Securityholders and the exercise of the Class A Warrants by the transferees of the Selling Securityholders. The securities held by the Selling Securityholders may be sold concurrently with or after this Offering. These Class A Warrants are identical to the Class A Warrants being offered by the Company. Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See 'Selling Securityholders.'

                                                           (Continued on page 3)
                            ------------------------

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

  AN INVESTMENT IN THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS
     CAPABLE OF SUSTAINING THE LOSS OF THEIR ENTIRE INVESTMENT. SEE
                  'RISK FACTORS' WHICH BEGIN ON PAGE 9 AND 'DILUTION.'
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  PRICE TO             DISCOUNT AND            PROCEEDS TO
                                                   PUBLIC             COMMISSIONS(1)           COMPANY(2)
Per Unit..................................            $                      $                      $
Total(3)..................................            $                      $                      $

(1) Does not include additional underwriting compensation to be paid by the Company to the Representative in the form of (a) warrants to purchase up to 70,000 Units, each Unit consisting of one (1) share of Common Stock and four
    (4) Class A Warrants exercisable over a four year period commencing one year from the date of this Prospectus at an exercise price of $8.00 per Unit (the 'Representative's Unit Purchase Option'), (b) a non-accountable expense allowance (the 'Non-Accountable Expense Allowance') equal to three percent (3%) of the aggregate public offering price of the Units, namely $105,000 (or $120,750 assuming exercise in full of the Over-Allotment Option, as defined below), and (c) consulting fees of $70,000 payable to the Representative in full at the closing of the public offering. The Company and the Representative have agreed to indemnify one another against certain liabilities arising under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses of this offering payable by the Company estimated to be $400,000, including the Representative's Non-Accountable Expense Allowance of $105,000 and the $70,000 financial consulting fee referred to above. After deducting such expenses, the net proceeds to the Company will be approximately $2,750,000. See 'Use of Proceeds.'

(3) The Company has granted the Representative an option to purchase up to 105,000 Units at any time before 45 days from the date hereof solely for covering over-allotments (the 'Over-Allotment Option'). If the Over-Allotment Option is exercised in full the total price to the public will be $4,025,000, the total discounts and commissions will be $402,500 and the estimated expenses of the Offering will be $415,750. The net proceeds to the Company after deducting the expenses of the Offering would then be $3,206,750. See 'Use of Proceeds.'
                            ------------------------
IAR SECURITIES CORP.                                           VTR CAPITAL, INC.
              THE DATE OF THIS PROSPECTUS IS              , 1998.

(Continued from cover page)

     The registration statement of which this prospectus forms a part covers the 3,220,000 shares of Common Stock issuable upon exercise of the Class A Warrants offered by the Company (which includes the Class A Warrants included in the over-allotment option), and the 280,000 shares of Common Stock issuable upon exercise of the Class A Warrants included in the Representative's Unit Purchase Option. See 'Description of Securities.'


     The Company's Common Stock and Class A Warrants are currently trading on
the Nasdaq SmallCap Market ('Nasdaq'). On     , 1998, the closing price for the
Common Stock and Class A Warrants were $       and $       , respectively.


     The Securities are being offered subject to prior sale, when, as and if delivered to and accepted by the Representative, and subject to certain other conditions. The Representative reserves the right to withdraw, cancel or modify such offer without notice and to reject orders in whole or in part. It is
expected that delivery of the Securities will be made on or about           ,
1998.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND/OR CLASS A WARRANTS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., as well as the New York Regional Office, Seven World Trade Center, New York, New York, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois. The Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR).

     The Company has filed with the Commission a registration statement on Form S-1 (herein together with all amendments and exhibits referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus. In addition, unless otherwise indicated to the contrary, all information appearing herein does not give effect to the exercise of (i) the Over-Allotment Option; (ii) the Class A Warrants (including Class A Warrants included in the Over-Allotment Option and those owned by the Selling Securityholders); (iii) the outstanding Class A Warrants prior to the Effective Date; (iv) the Representative's Unit Purchase Option; or (v) the unit purchase option issued in connection with the August 1995 Offering. See 'Description of Securities,' 'Bridge Financing,' and 'Underwriting.' The Prospectus assumes an offering price of $5.00 per Unit.

                                  THE COMPANY

     Conolog Corporation, a Delaware corporation (the 'Company' or 'Conolog') was organized in 1968 and is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

     The Company is engaged in the design and manufacture of (i) transducers, which are electromagnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic 'networks' which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter.

     Since the 1980's, Conolog has been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects,

Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

     During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributed to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 85% of sales in 1997 ($900,000). The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology. DSP designs have long term stability with minimum or no maintenance, allowing the Company to offer customers a product line with a 12 year warranty--a first on the market.

     Testing of the Company's first commercial product group, the Teleprotection Series PTR-1000, was under way in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to 'fine tune' the product for power transmission applications. In March 1994, the PTR-1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 800 PTR-1000 sets to 18 utilities and 5 municipalities, most of which are installed and in service.

     Following the PTR-1000, in 1993, the Company introduced its '98 Series' Tone Products for water, gas, telephone and oil companies, waste-water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the '40 Series' for transmission of analog variable data (i.e., water levels, gas pressures, and temperature) and the Multiplexer Series which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the '68 Series' tone products. This series is the '98 Series' repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The '68 Series' offers the entire line offered by the '98 Series.' In 1995 the Company introduced a stand alone '98 Series' transmitter and receiver for field installations and a wide range of fiber optic interfaces for INIVEN products. The fiber optic interface is also available as a stand alone coupling device. The Company launched its industrial grade 1200 Baud Modem for data transmission/communication, and completed the PTR-1000 System options. Through 1997, the Company designed and is in the process of completing and building the

PTR-1500 Quad System, Protection Equipment, exclusively for the General Electric Company ('GE'), to be labeled GE-NS50 Series, for worldwide sales as detailed in the agreement between GE and Conolog dated April 1, 1997.

     Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year end is July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2,997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales in fiscal 1994 increased to $2,044,860, a 37% increase over fiscal 1993. Sales in fiscal 1995 were $2,090,933 a 2% increase over fiscal 1994. Sales in fiscal 1996 were $1,924,466 an 8% decrease from fiscal 1995. Sales in fiscal 1997 were $1,123,390 a 42% decrease from fiscal 1996. Revenues from the Company's military product sales represented approximately 60%, 30%, 23% and 10% of sales of the Company in fiscal 1994, 1995, 1996 and 1997, respectively, reflecting the Company's emphasis on commercial sales and markets.

     The Company's products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products may be used independently or in combination with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

     The Company is presently engaged and focused in two basic market areas: (1) Military sales via direct contract sales to the military, as subcontractor to systems producers and to foreign governments; and (2) Commercial sales (under the tradename ' INIVEN' (A Division of Conolog)) via direct sales to end users, sales to system assemblers and sales to contractors/installers. See 'Business.'

     On August 16, 1995, the Company completed an underwritten offering ('August 1995 Offering') of its securities by selling 235,750 Units ('Units'), each Unit consisting of two (2) shares of Common Stock and one (1) Class A Warrant at a price of $10.00 per Unit. The Company received net proceeds of $1,853,025.

     The Company's executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                             PRESENT CAPITALIZATION

Common Stock..............................  2,816,126(1)

Class A Warrants..........................  1,135,750

Series A Preferred Stock..................  155,000(2)

Series B Preferred Stock..................  1,197(3)

Shareholders of Record....................  819(4)

                                  THE OFFERING

Securities Offered By the Company.........  700,000 Units, each Unit consisting of one (1) share of Common Stock, par value $1.00, and four (4) Class A Warrants. The Common Stock and
                                            Class A Warrants are detachable and may trade separately immediately upon issuance. The Units will not trade after issuance. See
                                            'Descriptions of Securities.'

Common Stock to be Outstanding After
  Completion of the Offering..............  3,516,126

Class A Warrants to be Outstanding After
  Completion of the Offering..............  5,135,750 (including 1,200,000 being offered by the Selling
                                            Securityholders)

Terms of Class A Warrants.................  Each Class A Warrant entitles the holder to purchase one share of the
                                            Company's Common Stock at a price of $6.00, subject to adjustment, at any time through August 30, 2002. The Class A Warrants are subject to redemption by the Company commencing the earlier of (i) 24 months from the date of this Prospectus or (ii) 12 months from the date of this Prospectus, with the consent of the Representative, on not less than 30 days' notice at $.05 per Warrant, provided the average closing price of the Common Stock exceeds $7.20 per share for 20 consecutive trading days ending within 15 days prior to the notice.

Nasdaq SmallCap Market Symbols............  Common Stock--CNLG; Class A Warrants--CNLGW

Risk Factors..............................  The securities are subject to a high degree of risk and substantial dilution. See 'Risk Factors' and 'Dilution.'

Use of Proceeds...........................  The net proceeds of this Offering, estimated at $2,750,000, will be used to repay certain bridge financing, to complete the design, development and implementation of the PTR-1500 quad system and its related option modules, repayment of other indebtedness and for working capital purposes. See 'Use of Proceeds.'

Representative's Compensation.............  IAR Securities Corp. (the 'Representative') will receive as compensation for its services in this Offering a ten percent (10%)
                                            discount on the purchase price of the Units, a three percent (3%)
                                            non-accountable expense allowance and an option to purchase Units equal to ten percent (10%) of the Units sold in this Offering. As part of the underwriting arrangements, the Company will enter into an agreement retaining the Representative as a financial consultant to the Company for a two (2) year period commencing as of the close of the sale of the Units offered hereby at an annual fee of $35,000, for a total of $70,000 payable in full at the Closing of the Offering, and will pay an investment banking fee with respect to any transaction introduced by the Representative and consummated and a 4%
                                            warrant solicitation fee. See 'Underwriting.'

------------------
(1) Does not include treasury stock. See 'Financial Statements.'

(2) Each share of Series A Preferred Stock is convertible into 1 share of Common Stock upon payment of $1,200 per share. See 'Description of Securities.'

(3) The shares of Series B Preferred Stock are convertible into an aggregate of 239 shares of Common Stock. See 'Description of Securities' and 'Certain Transactions.'

(4) As of November 26, 1997.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information set forth below is derived from and should be read in conjunction with the more detailed financial statements and notes appearing elsewhere in this Prospectus.

                                         UNAUDITED
                                     THREE MONTHS ENDED
                                        OCTOBER 31,                                   YEAR ENDED JULY 31,
                                   ----------------------      ----------------------------------------------------------------
                                     1997         1996            1997           1996         1995         1994         1993
                                   ---------   ----------      ----------     ----------   ----------   ----------   ----------
Net sales and other income........ $ 113,327   $  418,734      $1,123,390     $1,924,466   $2,090,933   $2,044,860   $1,486,298
Net loss before extraordinary
  items...........................  (173,198)     (43,247)     (1,969,736)      (448,422)    (537,290)  (1,182,988)    (322,005)
Extraordinary item(1)(2)..........        --           --(2)   (1,841,000)(1)    740,376           --           --           --

Net income (loss).................  (173,198)     (43,247)     (3,810,736)       291,754     (537,290)  (1,182,988)    (322,005)
Income (loss) from operations per
  share...........................      (.06)        (.04)          (1.24)          (.43)      (12.36)      (27.22)       (7.41)
Income (loss) after extraordinary
  item--per share.................        --           --           (2.41)           .28           --           --           --
Net income (loss) per share--
  primary.........................      (.06)        (.04)          (2.41)           .28       (12.36)      (27.22)       (7.41)
Net income (loss) per share--
  fully diluted...................      (.06)        (.04)          (2.41)           .25       (12.36)      (27.22)       (7.41)
Total assets...................... 4,070,973    4,339,752       4,339,752      3,927,834    3,882,235    3,739,294    4,601,015
Long-term debt and capitalized
  lease obligations...............        --           --              --          4,973       34,103    3,829,625    3,732,961

------------------
(1) On August 16, 1995 the Company's bank debt was restructured resulting in debt foregiveness of $1,232,728. This created a deferred tax asset at July 31, 1995 of $492,352. When the debt foregiveness occurred, the Company wrote off its deferred tax asset against the forgiveness of debt, resulting in extraordinary income of $740,376.
(2) During April 1997 debt retirement cost in the amount of $1,841,000 resulted when the Company's bank debt was converted into 1,400,000 shares of Common Stock.

                                                                         AT OCTOBER 31, 1997
                                                               ----------------------------------------
                                                                 ACTUAL      ADJUSTMENT     AS ADJUSTED
                                                               ----------    ----------     -----------
Working Capital.............................................   $2,297,213    $2,750,000(1)  $ 5,047,213
Total Assets................................................    4,070,973     2,750,000(1)    6,820,973
Long-Term Liabilities.......................................            0             0               0
Stockholders' Equity........................................    2,678,198     2,750,000(1)    5,428,198

------------------
(1) Reflects 700,000 shares of Common Stock included in the Units being offered herewith; net proceeds to the Company are estimated to be $2,750,000 as follows:

Gross proceeds from offering..........................................   $3,500,000
Discounts, commissions................................................      350,000
Estimated offering expenses...........................................      225,000
Consulting agreement..................................................       70,000
Non-accountable expenses (Underwriter)................................      105,000
                                                                         ----------
Net additions to cash.................................................   $2,750,000
                                                                         ----------
                                                                         ----------

                                  RISK FACTORS

     In making comparisons with other investments or in considering the success of other investments, one should bear in mind that the success of any investment depends upon many factors including opportunity, general economic conditions, experience and competence of management. There is no representation that the same positive factors are present in this Company which have been present in like ventures that have been successful.

     Any person who is considering the purchase of the Securities offered herein should carefully consider the adverse factors described below. Any one or more of these factors could have a negative effect on the Company of such impact as to cause the value of the Company's securities to be greatly diminished.

     1. WORKING CAPITAL; STOCKHOLDERS' EQUITY; PRIOR PERIODS' LOSSES AND PROFITS. At October 31 1997, the Company had working capital of $2,297,213 and stockholders' equity of $2,678,198. The Company's continued existence is dependent upon it successfully expanding its business and attaining profitable operations. The Company reported losses of $173,198, $3,810,736, income of $291,754 and losses of $537,290 for the quarter ended October 31, 1997 and the years ended July 31, 1997, 1996 and 1995, respectively. The profit in 1996 was only due to the debt extinguishment of $1,232,728, which after the deferred tax asset of $492,352 resulted in extraordinary income of $740,376. The profits (losses) reported included inventory write-offs of $28,101, $50,281 and $656,248 for the years 1997, 1996 and 1995, respectively. In addition, reported interest expense for October 31, 1997 was $13,350, and $81,025, $131,854 and $253,686 for
the years 1997, 1996 and 1995, respectively. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     2. WORKING CAPITAL; CASH FLOW; BACKLOG. At October 31, 1997, the Company had working capital of $2,297,213. At July 31, 1997, the Company had working capital of $2,456,122. For the periods ended October 31, 1997 and July 31, 1997 cash flow used in operations amounted to $298,345 and $654,214, respectively. The Company has no material cash commitments for the current period other than consistent with supporting existing orders, new orders and contracts. Funds to support said commitments will be provided for from cash on hand, new receivables and, if necessary, borrowings. As of July 31, 1997 the Company had a backlog of $2,900,000. Of such backlog, $2,800,000 relate to the Company's PTR-1000 series of products which are subject to the terms of the blanket-contracts with certain of its largest customers. See 'Risk Factors--Dependence on Large Customers' and 'Business--Largest Customers.' The terms of such contracts are not binding and only represent potential purchases, whereby the Company sets certain prices for its products for the duration of the contract.

     3. RISKS ATTENDANT TO EXPANSION. The Company intends to utilize a portion of the net proceeds of this Offering to hire employees, complete the PTR-1500 designing and testing of mainframe, design, build and test of the option modules and event recorders, complete the radio interface for the Company's tone and multiplex products and market the Company's products. The Company anticipates using approximately $600,000 to complete this task and have marketable products by March 1998. Like any business enterprise operating in a specialized and competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity and competition. Many of the risks inherent in the Company's business may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully market the Company's products or develop new products in a timely or effective manner, which would materially adversely affect the Company's operating results. See 'Use of Proceeds' and 'Business.'

     4. POTENTIAL NEED FOR ADDITIONAL FINANCING. The Company believes that the funds to be raised in this offering, together with the projected revenues of the Company, will be sufficient to enable the Company to pursue both its present and its proposed business activities for the ensuing twelve months. There can be no assurance that such funds will, in fact, be sufficient or that conditions and circumstances described herein may not result in subsequent cash requirements by the Company. In the event of such developments, attaining additional financing under such conditions may not be possible, or even if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous. See 'Use of Proceeds.'

     5. GOVERNMENTAL REGULATION. The Company's manufacturing facilities, in common with those of the industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and many other matters. The Company believes that its operations are in compliance with existing regulations and does not believe that said compliance has had or will have any material effect upon its capital expenditures, earnings or competitive position. See 'Business--Governmental Regulation.'

     6. MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $1,077,565, or 39.18%, of the estimated $2,750,000 of the net proceeds will be applied to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds without prior shareholder approval. In addition, the management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering, including funds received upon exercise of outstanding warrants, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. See 'Use of Proceeds.'

     7. MINIMAL SALES STAFF. The Company employs only 2 marketing executives. In 1995, the Company elected a Vice President of Marketing and Sales who introduced a comprehensive advertising campaign for the major product lines in water/waste water and utility publications appearing monthly. In addition, the Company has signed up to attend the major shows pertaining to water, waster water and power utilities. Although the response to these efforts have shown promise, the success of the Company's future marketing efforts will depend on the market environment and the needs of the economy. See 'Business of the Company--Marketing and Sales' and 'Employees.'


     8. RELIANCE ON COMPONENT MANUFACTURERS. The Company is dependent on outside suppliers for all of the subcomponent parts and raw materials necessary to manufacture the Company's products. A shortage, delay in delivery, or lack of availability of a given part could lead to manufacturing delays, which could reduce sales until the problem is remedied. All electrical components of the Company's products are standard stock items for which a replacement vendor can be readily obtained. The Company is not dependent upon any single supplier. The Company purchases some custom parts, primarily printed circuit boards. The failure of a vendor of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues. See 'Business--Raw Materials; Inventory' and 'Manufacturing.'

     9. DEPENDENCE ON PRESENT MANAGEMENT. The success of the Company is dependent upon the services of its current management, particularly Robert S. Benou, its President and its key engineers. The Company has entered into an employment agreement with Mr. Benou. However, if the employment by the Company of Mr. Benou terminates, or he is unable to perform his duties, the Company may be substantially affected. The Company intends on obtaining prior to the offering, key man insurance on the life of Mr. Benou in the amount of $1,000,000, to be payable to the Company. If the Company were to lose the services of any of its other key employees, there is no assurance that the Company would be able to locate and retain a qualified replacement. The prolonged lack of availability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon the business of the Company. See 'Management.'

     10. LACK OF COMPENSATION AND AUDIT COMMITTEES. Currently, the Board of Directors consists of four members, only one of which (Mr. Massad) is a non-employee director. Accordingly, the employee-directors are in a position to control the actions and decisions of the Board of Directors. See 'Management.' Currently there are no compensation or audit committees. In order to comply with the new Nasdaq continued listing requirements (which will take effect on February 23, 1998), the Company intends to elect an additional non-employee director (so that it has a minimum of two independent directors) and to form compensation and audit committees, a majority of whom are required to be independent directors. No assurances can be given that the Company will be successful in identifying additional non-employee directors. Failure to comply with such Nasdaq requirements could lead to delisting, which would have an adverse effect on the market value and liquidity of the Company's securities.

     11. COMPETITION: RAPID TECHNOLOGICAL CHANGE. The market for the Company's products is very competitive. There are several companies engaged in the manufacture of products of the type produced by the Company, most of which are substantially larger and have substantially greater name recognition and greater financial resources and personnel. The principal elements of competition in the Company's markets include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. The Company is an insignificant factor in the industry. There can be no assurance that the Company will be able to develop or acquire new products to keep the

Company competitive or stay competitive in general. Lack of market acceptance for the Company's existing or new products, the Company's failure to introduce new products in a timely or cost effective manner or its failure to increase functionability of existing products or remain price competitive, would materially adversely affect the Company's operating results. There can be no assurance that the Company will be successful in its product development efforts. See 'Business--Research and Development; New Products' and 'Competition.'

     12. DEPENDENCE ON LARGE CUSTOMERS. Sales to the Company's two major customers during fiscal 1997 (General Electric and Bonneville Power Administration) totaled $255,500 and $200,000, respectively (22% and 18%, respectively of all sales). Sales to the Company's major customer in fiscal 1996 (B.C. Hydro-Canada) totaled $401,000 (20% of all sales). Sales to the Company's major customer in fiscal 1995 (United States Government) totaled $424,849 (20% of net sales). During fiscal 1994, sales to the Company's major customer (Westinghouse Electric Corp.--Naval Systems Division) totaled $597,000 (29% of net sales). The Company has three (3) ongoing contracts, in addition to existing open orders. These may continue to produce revenue past the date of this prospectus, namely from the General Electric Company and Bonneville Power Administration. However, these contracts are blanket contracts, are not binding and only represent potential purchases, whereby the Company sets certain prices for its products for the duration of the contract. Thus, investors in this offering are advised that there are no guaranteed future purchases under such contracts. The loss of General Electric and Bonneville Power Administration would have a material adverse effect upon the Company. None of such customers has or had any material relationship other than business with the Company. See 'Business--Large Customers.'

     The dependence on major customers subjects the Company to significant financial risks in the operation of its business should a major customer terminate, for any reason, its business relationship with the Company. In such event the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there can be no assurance. The Company has taken into account the decreasing military budget of the United States. See 'Business--History.' Currently less than 50% of the Company's revenues are derived from the military and are expected to diminish as a percentage of sales.

     13. DEFENSE INDUSTRY DOWNSIZING--HISTORICAL DEPENDENCE ON GOVERNMENT CONTRACTS. Recent world events have resulted in a decreased demand for defense related products causing a general downsizing of the American defense industry. These factors, along with federal budget constraints, have caused the Company to realize order cancellations in the amount of $650,000 since 1990 and for another $600,000 placed on a production hold pending specific releases. The Company's ability to continue to attract and retain orders from defense contractors, which as a group accounted for $150,000 in fiscal 1997 or 13% of the Company's total revenue of $1,123,390, has been affected. The Government shutdown during the last half of 1995 and early 1996 seriously aggravated an already deteriorating situation impairing overall sales level growth. While the Company has changed its strategy for growth by a conversion to primarily commercial business, there can be no assurance that it will be completely successful in this objective.

     14.  LACK OF PRICE STABILITY.  The Company's sales to defense-related contractors and manufacturers have historically occurred in a relatively stable price environment. Pressure in defense spending may adversely affect prices and profit margins in that market. While the Company believes that its planned expansion in the commercial market will help it to better manage such a change in the defense market, there can be no assurance that it will be completely successful in this objective.

     15. DILUTION. Investors in this Offering will suffer immediate substantial dilution of their investments, to the extent that the net tangible book value per share of Common Stock upon completion of this Offering will be $1.11, representing a dilution of $3.89 per share (77.8%) from the $5.00 offering price of the Units (attributing no value to the Warrants contained therein). See 'Dilution.'

     16.  INVESTIGATIONS INVOLVING VTR CAPITAL, INC.



SEC INVESTIGATION



     The Company has been advised by VTR Capital Inc., ('VTR') one of the underwriters of this Offering that the Securities and Exchange Commission ('SEC') has issued an order directing a private investigation by the staff of the SEC. Such order empowers the SEC staff to investigate whether, from June 1995 to the present, VTR and certain other persons and/or entities may have engaged in fraudulent acts or practices in connection with the purchase or sale of securities of certain companies in violation of Sections 10(b) and 15(c)(1) of the Securities Act of 1934, as amended (the 'Exchange Act') and Section 17(a) of the Securities Act of 1933, as amended. These acts or practices include whether VTR and certain other brokers or dealers effected transactions or induced transactions by making untrue statements of material fact and whether VTR and certain others have engaged in manipulative, deceptive or other fraudulent devices. The formal order also concerns whether VTR and certain others who have agreed to participate in a distribution have violated Rule 10b-6 of the Exchange Act by having bid for or purchased securities for accounts in which it had a beneficial interest or which is the subject of such distribution. As of January 7, 1998, VTR understands that the SEC investigation is ongoing and that there are presently no allegations of wrongdoing and no actual findings. The Company has been advised that VTR has in the past made a market in the Company's Common Stock and Class A Warrants and intends to do so following this Offering, subject to compliance with Regulation M of the Exchange Act. An unfavorable resolution of the SEC investigation concerning the sales and trading activities and practices of VTR could have the effect of limiting VTR's ability to make a market in the Company's securities in which case the market for and liquidity of the Company's securities may be adversely affected. See 'Underwriting.'




NASD INVESTIGATION



     The Company has also been advised by VTR that during 1996 and 1997, the staff of the NASD conducted an inquiry into the trading and sales practices of securities of another company in and around April 1995. In connection with the inquiry, the NASD staff obtained documents from VTR and conducted on-the-record interviews of, among others, VTR's Chief Executive Officer, Head Trader and Chief Financial Officer. In late 1997, the NASD staff advised VTR's counsel that it had completed its investigation and that it intended to recommend that a formal disciplinary proceeding be instituted against VTR, its Chief Executive Officer and Head Trader, as well as certain other individuals not affiliated with VTR for fraudulent market manipulation in connection with a purported unregistered distribution as well as for violation of VTR's restriction agreement. As of January 7, 1998, to VTR's knowledge, no complaint has been issued in this matter. An unfavorable resolution of the NASD investigation could have the effect of limiting VTR's ability to make a market in the Company's securities in which case the market for and liquidity of the Company's securities may be adversely affected. See 'Underwriting.'



     17. DETERMINATION OF OFFERING PRICE. The public offering price of the Units and the exercise price of the Class A Warrants do not bear any relationship to the assets, book value or net worth of the Company or any other recognized criteria of value. Neither the offering price of the Units nor the exercise price of the Class A Warrants should be regarded as an indication of the present or future value of the Company. See 'Underwriting.'



     18. REDEMPTION OF REDEEMABLE WARRANTS. The Class A Warrants are subject to redemption by the Company commencing the earlier of (i) 24 months from the date of this Prospectus or (ii) 12 months from the date of this Prospectus, with the consent of the Representative, at a price of $.05 per Warrant if the closing bid price for the Common Stock equals or exceeds $7.20 per share for any 20 trading days ending no earlier than the fifteenth trading day prior to the date of the notice of redemption. In the event that the Warrants are called for redemption by the Company, Warrantholders will have thirty (30) days during which they may exercise their rights to purchase shares of Common Stock. If holders of the Warrants elect not to exercise them upon notice of redemption thereof, and the Warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. As a result of an exercise of the Warrants, existing Stockholders may be diluted and the market price of the Common Stock may be adversely affected. If a Warrantholder fails to exercise his rights under the Warrants prior to the date set for redemption, then the Warrantholder will be entitled to receive only the redemption price of $.05 per Warrant. Redemption of the Warrants could force the holders to exercise the Warrants at a time when it may be disadvantageous to do so or sell the Warrants at the then market value of the Warrants at the time of redemption. If a current prospectus is not in effect, it is unlikely that the Company would call the warrants for redemption. See 'Risk Factors--Current Prospectus and State Blue Sky Registration Required to Exercise Class A Warrants' and 'Description of Securities--Class A Warrants.'


     19. CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE CLASS A WARRANTS. Purchasers of Class A Warrants will have the right to exercise the Class A Warrants only if a current prospectus relating to the shares underlying the Class A Warrants is then in effect and only if such shares are qualified for sale under applicable state securities laws of the states in which the various holders of the Class A Warrants reside. There is no assurance that the Company will be able to keep this Prospectus covering such shares current. Moreover, the Company may decide not to seek or may not be able to obtain qualification of the issuance of its Common Stock in all of the states in which the ultimate purchasers of Class A Warrants may reside. The Class A Warrants may be deprived of any value if a current prospectus covering the shares issuable upon exercise thereof is not kept effective or if such shares are not registered in the states in which holders of the Class A Warrants reside. See 'Description of Securities--Class A Warrants.'



     20.  RESTRICTIONS ON MARKETMAKING ACTIVITIES DURING WARRANT
SOLICITATION. To the extent that the Representative solicits the exercise of Class A Warrants, the Representative may be prohibited pursuant to the requirements of Regulation M under the Exchange Act from engaging in marketmaking activities during such solicitation and for a period of up to five days preceding such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's securities during certain periods while the Class A Warrants are exercisable. The Representative is not obligated to act as a marketmaker. See 'Underwriting.'



     21. NASDAQ LISTING AND CONTINUED LISTING REQUIREMENTS. The Company's Common Stock and Class A Warrants are currently listed on the Nasdaq SmallCap Market, Inc. ('Nasdaq'). For continued listing on Nasdaq, a company, among other things, must have $2,000,000 in net tangible assets, 500,000 shares in the public float, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in the Common Stock and Warrants offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the 'pink sheets' or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's securities.




     22. 'PENNY STOCK' REGULATIONS; RISK OF LOW-PRICED SECURITIES. The Securities and Exchange Commission (the 'Commission') has adopted regulations which generally define 'penny stock' to be an equity security that has a market price (as defined in the regulations) of less than $5.00 per share, subject to certain exceptions. On the Effective Date, the Securities will initially be exempt from the definition of 'penny stock.' If, however, the Securities offered hereby are removed from Nasdaq, the Company's Securities may be subject to rules of the Commission that impose additional sales practice requirements on broker-dealers effecting transactions in penny stocks. In most instances, unless the purchaser is either (i) an institutional accredited investor, (ii) the issuer, (iii) a director, officer, general partner or beneficial owner of more than 5% of any class of equity security of the issuer of the penny stock that is the subject of the transaction, or (iv) an established customer of the broker-dealer, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, the rules of the Commission require, among other things, the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market and the risks associated therewith. The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative and current quotations for the securities. Finally, among other requirements, monthly statements must be sent to the purchaser of the penny stock disclosing recent price information for the penny stock held in the purchaser's account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Common Stock or Class A Warrants and may affect the ability of purchasers in this Offering to sell the Common Stock in the secondary market.

     23.  RESTRICTED SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE
SALE. Immediately prior to the sale of the Shares hereunder, the Company had an aggregate 2,816,126 shares of its Common Stock issued and outstanding, 315,356 of which are 'restricted securities,' which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who have held their restricted securities for at least two years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop. All of the Company's officers and directors have agreed not to sell or transfer any
shares of Common Stock prior to                , 1999 (eighteen (18) months from
the date of this Prospectus), without the prior written consent of the Representative. See 'Underwriting.'




     24. REPRESENTATIVE'S UNIT PURCHASE OPTION. In connection with this Offering, the Company will sell to the Representative, for nominal consideration, a warrant to purchase an aggregate of 70,000 Units each Unit consisting of one (1) share of the Company's Common Stock and four (4) Class A Warrants (the 'Representative's Unit Purchase Option'). The Representative's Unit Purchase Option will be exercisable commencing one year after the Effective Date and ending four years after such date, at a price of $8.00 per unit, subject to certain adjustments. The holders of the Representative's Unit Purchase Option will have the opportunity to profit from a rise in the market price of the Company's securities, without assuming the risk of ownership. The Company may find it more difficult to raise additional capital if it should be needed for the business of the Company while the Representative's Unit Purchase Option is outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Representative's Unit Purchase Option. See 'Underwriting.'



     25. DEPENDENCE ON QUALIFIED PERSONNEL. Because of the technological nature of the Company's business, the Company is dependent upon its ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel and the Company may not be successful in recruiting such qualified personnel. See 'Management.'



     26. ADDITIONAL AUTHORIZED SHARES AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET. The Company is authorized to issue 20,000,000 shares of its Common Stock, $1.00 par value. After the sale of the Units offered hereby, there will be a total of 3,516,126 shares of Common Stock issued and outstanding (not including treasury stock, See 'Financial Statements'). However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,135,750 Class A Warrants to purchase up to 1,135,750 shares of the Company's Common Stock issued in 1995, the 1995 Unit Purchase Option to purchase up to 41,000 shares of Common Stock and 20,500 Class A Warrants to purchase 20,500 shares of Common Stock, the exercise of up to 2,800,000 Class A Warrants included in the Units offered to investors in this Offering to purchase 2,800,000 shares of Common Stock, the Representative's option to purchase up to 70,000 shares of Common Stock and 280,000 Class A Warrants to purchase 280,000 shares of Common Stock, the Representative's Over-Allotment Option of 105,000 Units consisting of 105,000 shares of Common Stock and 420,000 Class A Warrants to purchase 420,000 shares of Common Stock and the 1,200,000 shares of Common Stock issuable upon exercise of the 1,200,000 Class A Warrants being offered by the Selling Securityholders (assuming the Selling Securityholders exercise their right to convert the Convertible Bridge Notes (see 'Bridge Financing'). After reserving a total of 6,072,250 shares of Common Stock for issuance upon the exercise of all the warrants to purchase Common Stock, the Company will have at least 10,427,626 shares of authorized but unissued capital stock available for issuance without further shareholder approval (of which 155,239 has been reserved for conversion of all of the Company's Series A and Series B Preferred Stock outstanding). In addition, the Company is authorized to issue 2,000,000 shares of Preferred Stock (of which 156,197 is outstanding prior to this Offering). See 'Description of Securities.' Pursuant to the terms of the Underwriting Agreement, the Company's officers, directors, and principal stockholders have agreed not to sell any of their shares of capital stock for a period of eighteen (18) months following the date of this Prospectus without the prior written consent of the Representative. Also, the Company has agreed not to issue any additional securities for a period of twenty-four (24) months following the date of this Prospectus without the prior written consent of the Representative other than in certain circumstances (see 'Underwriting'). The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering. See 'Underwriting.'


     27. NO COMMON STOCK DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company even if the Company's operations are profitable. See 'Dividends.'



     28. LACK OF PATENT PROTECTION OR PROPRIETARY RIGHTS. Other than as set forth below, the Company currently does not have any patent or trademark applications pending. However, the Company may file patent or trademark applications relating to certain of the Company's products. If patents or trademarks were to issue, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents or trademarks or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce their proprietary rights. Except as may be required by the filing of patent or trademark applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.


     The Company uses the trademark INIVEN for its commercial products. The Company believes that its prospects are dependent primarily upon its ability to offer its customers high quality, reliable products at competitive prices rather than on its ability to obtain and defend patents and trademarks. The Company does not believe that its INIVEN trademark is of material importance to the Company's business. See 'Business--Patents and Trademarks.'

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Units being offered hereby, after the deduction of the underwriting discounts and the expenses of this offering, are estimated at $2,750,000 ($3,206,750 if the Representative's Over-Allotment Option is exercised). The Company will not receive any proceeds from the sale of securities by the Selling Securityholders.

     The Company intends to allocate the net proceeds of this offering in the approximate amounts set forth below:

                                                                                             APPROXIMATE PERCENTAGE
                                                                       APPROXIMATE AMOUNT       OF NET PROCEEDS
                                                                       ------------------    ----------------------
Repayment of Bridge Debt(1).........................................       $  156,200                  5.68%
Design, Research and Development(2).................................          600,000                 21.82
Repayment of Other Debt(3)..........................................          916,235                 33.32
Working Capital(4)..................................................        1,077,565                 39.18
                                                                       ------------------           -------
     Total..........................................................       $2,750,000                   100%

------------------------

(1) Represents payment of bridge financing consisting of promissory notes bearing interest at 8% per annum which are payable on the earlier of (a) December 31, 1997 or (b) the date on which this Offering closes. The Company used the proceeds of the bridge financing to pay certain expenses in connection with this offering and for working capital purposes. See 'Bridge Financing,' and 'Selling Securityholders.' This amount assumes the conversion of the Convertible Bridge Notes. See 'Bridge Financing.' This amount includes approximately $6,200 in accrued interest on the Bridge Notes.

(2) Represents funds used to complete the design, development and implementation of the PTR-1500 quad system and its related option modules.

(3) Represents payment of debt obligation due to CNL Holdings, Inc. bearing interest at the rate of 4% per annum. $916,235 was loaned to the Company between March and June 1997, which are repayable upon the earlier of (i) the closing of this offering or (ii) one year from the date of each of such loans. The Company used the proceeds of such loans for the design and development of the PTR-1500 and for working capital purposes.


(4) Working Capital will be used for general corporate purposes such as salaries and purchase of inventory, marketing expansion, research and product development. Assumes conversion of the Convertible Bridge Notes. See 'Bridge Financing.'

     Any additional proceeds received from the purchase of additional Units by the Underwriters to cover over-allotments or from the exercise of the Class A Warrants will be added to the Company's working capital.

     Pending use as set forth above, the Company will invest the net proceeds of the offering in short-term interest bearing investment grade securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of October 31, 1997 as adjusted to give effect to the shares of Common Stock offered in this Registration. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Registration Statement.

                                                                                   AT OCTOBER 31, 1997
                                                                        ------------------------------------------
                                                                          ACTUAL       ADJUSTMENTS     AS ADJUSTED
                                                                        ----------     -----------     -----------
STOCKHOLDERS' EQUITY:
Preferred Stock, par value $.50; Series A; 4% cumulative; 162,000
  shares authorized, 155,000 shares issued and outstanding............  $   77,500     $        --     $    77,500
Preferred Stock, par value $.50; Series B; $.90 cumulative; 50,000
  shares authorized; 1,197 shares issued and outstanding..............         597              --             597
Preferred Stock, par value $5.00, 2,000,000 shares authorized after offering (-0- shares before offering)...............................
Common Stock, par value $1.00 authorized 20,000,000 shares; issued
  2,816,126 shares including 8,776 shares held in Treasury before
  offering; after offering 3,516,126(1)...............................   2,816,126         700,000(1)    3,516,126
Contributed Capital...................................................   7,022,400       2,050,000(1)    9,072,400
Retained earnings (deficit)...........................................  (7,106,691)             --      (7,106,691)
Treasury stock........................................................    (131,734)             --        (131,734)
                                                                        ----------     -----------     -----------
TOTAL STOCKHOLDERS' EQUITY............................................   2,678,198              --       5,428,198
                                                                        ----------                     -----------
TOTAL CAPITALIZATION..................................................  $2,678,198              --     $ 5,428,198
                                                                        ----------                     -----------
                                                                        ----------                     -----------

------------------
(1) Reflects 700,000 shares of Common Stock included in the Units being offered herewith; net proceeds to the Company are estimated at $2,750,000 after giving effect to Underwriters discounts and expenses of the Offering.

                                BRIDGE FINANCING

     In December 1996 and January 1997, the Company obtained bridge financing in the aggregate amount of $200,000. The holders of the Bridge Notes are the individuals identified in this Prospectus as 'Selling Securityholders.' In exchange for making the loans to the Company, the lenders received two (2) promissory notes (the 'Bridge Notes'). Certain Bridge Notes are in the aggregate principal amount of $150,000 (the 'Principal Bridge Notes') and the other Bridge Notes are in the aggregate principal amount of $50,000 (the 'Convertible Bridge Notes'). Each of the Bridge Notes bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) January 31, 1999 or (ii) the date on which this offering closes. The Company intends to use a portion of the net proceeds of the offering to repay the Bridge Notes. See 'Use of Proceeds.' The Convertible Bridge Notes are convertible into a total of 1,200,000 Class A Warrants. The proceeds of the bridge financing were used by the Company to pay certain expenses in connection with this offering and to increase working capital. Each Class A Warrant contained in the Convertible Bridge Notes is identical to the Class A Warrants offered hereby.

     The registration statement, of which this Prospectus is a part, also covers the resale of the Class A Warrants that may be acquired by the Selling Securityholders in the bridge financing, as well as the Common Stock issuable upon exercise of the Class A Warrants by the Selling Securityholders or their transferees.

     The Company's agreement with the Selling Securityholders provided that the Company would include in its registration statement a prospectus covering the Class A Warrants owned by the Selling Securityholders and the underlying Common Stock. See 'Selling Securityholders.'

                                   DIVIDENDS

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company. To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to apply any earnings to the expansion and development of its business. Any payment of cash dividends on the Common Stock in the future will be dependent upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant. See 'Risk Factors--No Common Stock Dividends' and 'Description of Securities.'

                                    DILUTION

     Prior to this offering, there were 2,816,126 shares of the Company's Common Stock outstanding. As of October 31, 1997, the net tangible book value of the Company was $2,508,110. The net tangible book value per share of the Company, immediately prior to this offering is, therefore, $.89. Net tangible book value per share represents the amount of the Company's tangible assets (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding.

     After giving effect to the sale of the Units (attributing no value to the Warrants contained therein) offered hereby and after receipt of the estimated net proceeds therefrom, without giving any effect to the exercise of the Representative's Over-Allotment Option, and assuming the conversion of $50,000 in Convertible Bridge Notes (See 'Bridge Financing'), the pro forma net tangible book value of the Company would be $1.11 per share. Investors in this Offering, therefore, will sustain an immediate dilution to the extent of $3.89 per share of Common Stock purchased. Dilution represents the difference between the offering price of the shares and the net tangible book value per share immediately after completion of the offering. The following table illustrates this dilution:


Offering price per share...............................................................            $5.00
Net tangible book value per share before Offering......................................   $ .89
Increase per share attributable to the Offering........................................   $ .22
Net tangible book value per share after Offering.......................................   $1.11
Dilution per share to new investors....................................................            $3.89

     The following table sets forth the percentage of equity to be purchased by investors in this Offering compared to the percentage of equity to be owned by the current shareholders, and the comparative amounts paid for the shares of Common Stock by the investors in this Offering as compared to the total consideration paid by the present stockholders. The table assumes the conversion of $50,000 in Convertible Bridge Notes. This does not take into effect the exercise of Class A Warrants or the Representative's over-allotment option.

                                                                                                PERCENTAGE OF
                                                  SHARES      PERCENTAGE OF        TOTAL            TOTAL
                                                 PURCHASED    TOTAL SHARES     CONSIDERATION    CONSIDERATION
                                                 ---------    -------------    -------------    -------------
New Investors.................................     700,000          20%         $  3,500,000         34.7%
Present Stockholders..........................   2,816,126          80%            6,585,986         65.3%
                                                 ---------       ------        -------------    -------------
     Total....................................   3,516,126         100%         $ 10,085,986          100%

                         SELECTED FINANCIAL INFORMATION

     The summary financial information set forth below is derived from and should be read in conjunction with the more detailed financial statements and notes appearing elsewhere in this Prospectus.

                                         UNAUDITED
                                     THREE MONTHS ENDED
                                        OCTOBER 31,                                    YEAR ENDED JULY 31
                                   ----------------------      ----------------------------------------------------------------
                                     1997         1996            1997           1996         1995         1994         1993
                                   ---------   ----------      ----------     ----------   ----------   ----------   ----------
Net sales and other income........ $ 113,327   $  418,734      $1,123,390     $1,924,466   $2,090,933   $2,044,860   $1,486,298
Net loss before extraordinary
  items...........................  (173,198)     (43,247)     (1,969,736)      (448,422)    (537,290)  (1,182,988)    (322,005)
Extraordinary item(1)(2)..........        --           --(2)   (1,841,000)(1)    740,376         --           --           --
Net income (loss).................  (173,198)     (43,247)     (3,810,736)       291,754     (537,290)  (1,182,988)    (322,005)
Income (loss) from operations per
  share...........................      (.06)        (.04)          (1.24)          (.43)      (12.36)      (27.22)       (7.41)

Income (loss) after extraordinary
  item--per share.................        --           --           (2.41)           .28           --           --           --
Net income (loss) per share--
  primary.........................      (.06)        (.04)          (2.41)           .28       (12.36)      (27.22)       (7.41)
Net income (loss) per share--
  fully diluted...................      (.06)        (.04)          (2.41)           .25       (12.36)      (27.22)       (7.41)
Total assets...................... 4,070,973    4,339,752       4,339,752      3,927,834    3,882,235    3,739,294    4,601,015
Long-term debt and capitalized
  lease obligations...............        --           --              --          4,973       34,103    3,829,625    3,732,961

------------------
(1) On August 16, 1995 the Company's bank debt was restructured resulting in debt foregiveness of $1,232,728. This created a deferred tax asset at July 31, 1995 of $492,352. When the debt foregiveness occurred, the Company wrote off its deferred tax asset against the forgiveness of debt, resulting in extraordinary income of $740,376.
(2) During April 1997 debt retirement cost in the amount of $1,841,000 resulted when the Company's bank debt was converted into 1,400,000 shares of Common Stock.

                                                                         AT OCTOBER 31, 1997
                                                               ----------------------------------------
                                                                 ACTUAL      ADJUSTMENT     AS ADJUSTED
                                                               ----------    ----------     -----------
Working Capital.............................................   $2,297,213    $2,750,000(1)  $ 5,047,213
Total Assets................................................    4,070,973     2,750,000(1)    6,820,973
Long-Term Liabilities.......................................            0             0               0
Stockholders' Equity........................................    2,678,198     2,750,000(1)    5,428,198

------------------
(1) Reflects 700,000 shares of Common Stock included in the Units being offered herewith; net proceeds to the Company are estimated to be $2,750,000 as follows:

Gross proceeds from offering..........................................................   $3,500,000
Discounts, commissions................................................................      350,000
Estimated offering expenses...........................................................      225,000
Consulting agreement..................................................................       70,000
Non-accountable expenses (Underwriter)................................................      105,000
                                                                                         ----------
    Net additions to cash.............................................................   $2,750,000
                                                                                         ----------
                                                                                         ----------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     In order to summarize the Company's operating results for the past three years, the following tables indicate the percentage relationships of income and expense items in the statements of income and the percentage changes in those items for such years.

                                                                                           PERCENTAGE INCREASE/DECREASE
              INCOME & EXPENSE ITEMS AS A                                         -----------------------------------------------
   THREE       PERCENTAGE OF REVENUE FROM                                             3 MONTHS
  MONTHS           OPERATIONS FOR THE                  INCOME & EXPENSE             OCTOBER 1996
   ENDED          YEARS ENDED JULY 31,                      ITEMS                   TO 3 MONTHS
OCTOBER 31,   ----------------------------   -----------------------------------    OCTOBER 31,     1996 TO    1995 TO    1994 TO
   1997        1997       1996      1995                                                1997         1997       1996       1995
-----------   -------    ------    -------                                        ----------------  -------    -------    -------
(UNAUDITED)
   100.00%     100.00%   100.00%    100.00%  Sales & other income                       (72.94)%     (41.63)%    (8.00)%      2.2%
   100.00       84.16*    67.15*     92.16*  Cost of products sold                      (56.39)      (27.92)    (32.90)     (4.20)
   139.87      182.90     49.71      43.81   Selling, general & administrative          (10.47)     (116.97)      3.38       7.39
    11.78        7.38      6.94      13.27   Interest                                   (48.01)      (37.95)    (51.83)    (23.43)
-----------   -------    ------    -------                                             -------      -------    -------    -------
   291.65      274.44    123.30    (149.24)  Total costs & expenses                     (38.32)      (29.93)    (23.00)     (3.33)
-----------   -------    ------    -------                                             -------      -------    -------    -------
  (151.82)    (174.44)   123.30     (49.24)  Income (loss) before taxes                (297.43)     (338.52)    (56.45)    (12.97)
     1.01         .90        --     (23.54)  Income taxes (credits)                       3.06       494.20    (100.00)        --
-----------   -------    ------    -------                                             -------      -------    -------    -------
  (152.83)%   (175.34)%  (23.30)%   (25.70)% Income (loss) before extraordinary        (300.49)     (339.06)%   (16.50)%   (12.97)%
                                             item

------------------
* Includes write-offs for obsolete or excess inventories which were $28,101, $50,281 and $656,248 for 1997, 1996 and 1995, respectively. The inventory write-offs were military related and in management's opinion these items will not be reordered in the foreseeable future. The Company believes that material adjustments will not recur in future periods.

  Year ended July 31, 1997 Compared to 1996

     A summary of income, costs and expenses for the year ended July 31, 1997 and corresponding period of the previous year follows:

                                                                             FOR THE YEAR ENDED JULY 31,
                                                                             ---------------------------
                                                                                        1997
                                                                                   ---------------
Revenue...................................................................             1,123,390
Costs and expenses........................................................             3,083,042
Net-Income (Loss) before taxes and extraordinary item.....................            (1,959,652)


                                                                                       1996
                                                                                  ---------------
Revenue...................................................................           1,924,466
Costs and expenses........................................................           2,372,888
Net-Income (Loss) before taxes and extraordinary item.....................            (448,422)

     Total revenue decreased $801,076 or 42% from $1,924,466 to $1,123,391 in 1997. This decrease was attributable to delays in the release of tone protection orders from the Bonneville Power Administration and other customers. The Company attributes these delays to the budget constraints for various utilities and to the pending release of the new advanced tone protection device, the PTR-1500. The Company essentially completed the prototypes during the first fiscal quarter of 1998 and plans to ship prototypes to GE during November 1997 and sales to occur in the second quarter of fiscal 1998.

     Gross Margins for the year totaled $177,910 and $632,185 respectively, representing 15.8% and 32.9% of revenues. Gross margins for 1997 were lower than 1996 due to the low utilization of the factory in fiscal 1997 over 1996.

     The Company was able to partially offset some of these losses by shifting its internal resources to new product development. Prior to this quarter the Company engaged outside contractors almost exclusively to complete its product development. During the current quarter the Company used to a greater extent its captive resources including design, engineering and production. Historically, the Company has used part time, temporary factory personnel and outside contractors to adjust its workforce for large changes in production demands.

     The backlog of orders for the Company's PTR-1000 series of products consists of multi-year blanket - contracts at fixed prices for the duration of the contracts. There is no obligation or penalty if the contracts expire prior to additional orders being placed for the total value of the contracts. The contracts do not provide for any guaranteed purchases, however, the Company has received order releases in the amount of approximately $200,000 against the blanket-order for the PTR-1000 from Bonneville Power Authority and BC Hydro and anticipates additional releases from existing customers for ongoing projects.

The Company does not expect other factors to contribute to a reduction in revenues in fiscal 1998. See 'Risk Factors Dependence on Large Customers' and 'Business--Largest Customers.'

     As of July 31, 1997, the Company's backlog of orders was approximately $2,900,000 compared to $3,400,000 as of July 31, 1996.

     Selling, General and Administrative expenses increased from $946,954 in 1996 to $2,054,630 in 1997 representing an increase of 117.% This increase is the result of 359,500 shares of Common Stock issued to eight employees. This increased salaries in the amount of 1,313,750.

     Cost of sales decreased from $1,242,001 in 1996 to $917,379 in 1997, representing a 26% decrease reflecting the reduction in material costs.

     Interest expense totaled $82,932 for the year ended July 31, 1997 compared to $133,652 for the year ended July 31, 1996. This decrease was a result of lower amounts of borrowings due to the paydown of the credit facility during the year.

     As a result of the foregoing, the Company reported a net loss before extraordinary item of $1,969,736 or $1.24 per share. This compares to a net loss before extraordinary item of $448,622 or $.43 per share for the same period last year.

  1996 Compared to 1995

     On August 16, 1995, the Company offered 235,750 Units (the 'Units') at a price of $10.00 per Unit. Each Unit consisted of two (2) shares of Common Stock, par value $1.00 per share ('Common Stock'), and one (1) Redeemable Class A Warrant for Common Stock ('Class A Warrant'). The Common Stock and Class A Warrants were immediately detachable and separately tradeable. Each Class A Warrant entitled the holder to purchase one share of the Company's Common Stock, at an exercise price of $6.00, subject to adjustment, from August 17, 1996 through August 16, 1998. The Class A Warrants are subject to redemption by the Company at anytime after August 17, 1996 on not less than 30 days notice at $.05 per warrant, provided the average closing price of the Common Stock for 20 consecutive trading days ending within 15 days prior to the notice exceeds $7.20 per share.

     The costs of the offering were deducted from the proceeds from the sale of stock.

     On August 16, 1995, the Company effected a 1-for-100 reverse stock split of its Common Stock on all shares of Common Stock outstanding.

     On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (including Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 (3,872 post-split) shares of Common Stock.

     On August 16, 1995, $381,533 of the $420,179 of accrued dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,307 shares of Common Stock (represents a $5.00 per share assigned value of Common Stock)

and the remaining dividends due to such holders (including Messrs. Benou and Havasy) were waived.

     On August 16, 1995, accrued salaries through April 28, 1995 of $309,109 owed by the Company to Mr. Benou were converted into 61,822 shares of Common Stock (represents a $5.00 per share assigned value of Common Stock).

     On August 16, 1995, in connection with the August 1995 Offering, the Bank exchanged their existing loan agreement (which as of such date had outstanding debt of $4,382,728 which included accrued interest of $584,728) for the following:

          (a) $250,000 cash

          (b) $1,025,000 five-year term loan

          (c) 375,000 common shares of the Company (valued at $5.00 per share)

     The debt forgiveness of $1,232,728 on restructuring of the obligation less the tax benefit thereon is accounted for as an extraordinary gain to the Company.

     Revenues for the year ended July 31, 1996 decreased to $1,924,416 from $2,090,933 for the year ended July 31, 1995 representing a decrease of 8%. Revenues declined as a result of a decline in sales in the military sector. The Company completed a large sale of switches to the military in fiscal 1996 and did not have a comparable sale for fiscal 1995.

     Gross margins for the year totaled $632,1841 and $163,194, respectively, representing 32.9% and 7.8% of revenues. Gross margins were higher in 1996 due to the obsolete inventory write-off in 1995. Without the inventory write-off the 1996 and 1995 gross margin would have been 35.5% and 39.3% respectively. The gross margin for 1996 was lower than 1995 without the inventory write-off due to the fact that the higher than normal discounts were offered and taken on two major sales.

     Selling, general and administrative expenses increased from $916,016 in 1995 to $946,954 in 1996, representing an increase of 3.4%. These expenses increased as a result of an expansion of the employment base and an increase in advertising and promotion costs.

     Interest expense totaled $133,652 for the year ended July 31, 1996 as compared to $277,440 in interest expense for the year ended July 31, 1995. The Company reached a debt restructuring agreement with the Bank during 1995 that resulted in having no interest expense for the quarter ended April 30, 1995.

     As a result of the foregoing, the Company reported a net profit of $291,754 or $.28 per share. The 1996 net profit was inclusive of a debt compromise of $740,376 net of a tax benefit of $492,352. This compares to a net loss of $522,044, or $.12 per share for the same period last year (after retroactive effect to a 1 for 100 reverse split on August 16, 1995 and after extraordinary item in 1996).


     Without the debt compromise and the related tax benefit in 1996 there would have been a loss of $448,622 or $.43 per share.

     As of July 31, 1996 Registrant's backlog of orders stands at approximately $3.4 million, a mix of military and commercial telecommunication products. The Company anticipates its commercial shipments to grow as a percentage of total sales for the foreseeable future.

  1995 Compared to 1994

     Total revenue increased $46,000, or 2.2% from $2,045,000 in 1994 to $2,091,000 in 1995. The increase was attributable to an expansion in the commercial sector of the Company's business, which contributed $1,422,000 or 68% of total revenues in 1995, compared to $1,300,000 or 64% of total revenues in 1994.

     Costs of sales totaled $1,271,000 for the year ended July 31, 1995 as compared to $1,068,000 for the comparable period ended July 31, 1994, representing 60.8% and 52.2% of net revenues, respectively. Cost of sales increased as a result of product mix during the comparable years.

     A charge of $656,000 for inventory write-off was recorded during the year. This amount was exclusively due to certain inventories purchased for military programs in prior periods that were phased out. There was a comparable charge of $945,000 in fiscal 1994.

     The Company determined during the first quarter of 1995 that there was not sufficient information from the Government's Defense-Electronic Supply Center ('DESC') facility to permit the Company to make a quantitative determination for future sales. Inventory which totaled $656,000 was written off after management made an analysis of parts maintained for military and government orders compared to available inventories. This amount consisted of $318,000 for raw materials, $249,000 for work in progress and $89,000 for finished goods. There were comparable charges of $945,000 in the twelve month period ended April 30, 1994. This analysis consisted of a study of the forecasted requisitions of upcoming orders of the DESC, Conolog's principle defense customer. On examination of prospective sales, it was determined that the government has no requirements for Conolog's military products for at least the next twelve to eighteen months.

     As a result of the foregoing, gross profit margins totaled $163,914 or 7.8% of sales for the fiscal year ended July 31, 1995 as compared to $32,330 or 1.6% of sales for the same twelve month period in 1994. Exclusive of inventory adjustments, gross profit margins would have been 39% for the year ended July 31, 1995 and 48% for the year ended July 31, 1994.

     Selling, General and Administrative Expense totaled $916,000 or 43.8% of revenues, as compared to $853,000 or 41.7% of revenues for the comparable period last year.

     As a result of the foregoing, an operating loss of $737,000 was realized for the year ended July 31, 1995 as compared to an operating loss of $821,000 for the same period last year.

     Interest expense for the twelve months totaled $277,000 compared to $362,000 for the fiscal year ended July 31, 1994. The bank had agreed to fix the total interest owed as of January 31, 1995 and to keep the amount unchanged through August 16, 1995. Accordingly, no interest expense was accrued from February 1, 1995 through July 31, 1995.

     As a result of the foregoing, the Company incurred a net loss of $537,000 for the twelve months ended July 31, 1995, compared to a net loss of $1,183,000 for the same period last year. The loss in 1995 was reduced by the income tax benefit derived from previously incurred operating losses not deducted. The losses, as a result of the Registration, will be deductible against forgiveness of indebtedness income.

     As of July 31, 1995 the Company's backlog totaled $1.3 million, consisting of a mix of military and commercial telecommunication products, compared to $1.5 million at July 31, 1994. The Company anticipates its commercial shipments to continue to grow as a percentage of total sales in the foreseeable future.

  Quarter Ended October 31, 1997

     A summary of income, costs and expenses for the current quarter and corresponding quarter of the previous year follows:

                                                                                               FOR THE QUARTER
                                                                                              ENDED OCTOBER 31,
                                                                                            ---------------------
                                                                                              1997         1996
                                                                                            ---------    --------
Revenues.................................................................................   $ 113,327    $418,734
Costs and Expenses.......................................................................     286,525     461,981
                                                                                            ---------    --------
Net Income/(Loss) after Taxes, before extraordinary item.................................   $(173,198)   $(43,247)
                                                                                            ---------    --------
                                                                                            ---------    --------

     Revenues for the quarter ended October 31, 1997 totalled $113,327, representing a decrease of 72.9% or $305,407 from $418,734 reported for the same quarter a year ago. Revenues decreased largely due to a sharp decrease of expected release of several orders from the various major power companies as well as the absence of new commercial orders and releases against existing military contracts by the US Government.

     Gross margin for the quarter totaled $(200) representing 0% of revenues as compared to $159,463 or 38% of revenues for the quarter ended October 31, 1996. The decrease in gross margin primarily attributed to the labor inefficiencies resulting from reduced levels of factory utilization. The Company was able to partially offset some of these losses by shifting its internal resources to new product development. Prior to April 1997, the Company engaged outside contractors almost exclusively to complete its product development. During the quarter the Company used to a greater extent its captive resources including design, engineering and production. Historically, the Company has used part-time, temporary factory personnel and outside contractors to adjust its workforce for large changes in production demands.

     Selling, general and administrative expenses decreased from $177,034 to $158,507 for the quarter, representing a decrease of $18,527 as compared to 1996. These savings are the direct result of downsizing initiatives to offset the decreased production levels experienced during the quarter.

     Interest expense decreased from $25,676 to $13,350 or $12,326 for the quarter ended October 31, 1997 over the same period of 1996.

     As a result of the foregoing, the Company reported a net loss of $(173,198), or $(.06) per share for the quarter compared to a net loss of $(43,247) or $(.04) per share.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  Financial Condition, Liquidity and Capital Resources at July 31, 1997

     Working capital at July 31, 1997 was $2,456,121 compared to $1,806,318 at year ended July 31, 1996. The improvement in the working capital is the result of a planned inventory increase of $236,012. This is primarily attributed to the building of the PTR-1500 tone protection device. The Company will be delivering to the General Electric Company prototype units during November 1997. Production units are expected to be delivered during the second fiscal quarter of fiscal 1998.

     Accounts receivable have decreased from $304,020 at year-end July 31, 1996 to $109,571 at July 31, 1997. This decrease of $194,449 is the result of lower average sales for fiscal 1997 versus 1996.

     The Company received $200,000 in net proceeds from a bridge financing. The bridge financing was evidenced by two promissory notes executed by each investor that aggregated $150,000 ('Principal Bridge Notes') and $50,000 ('Convertible Bridge Notes'), respectively. The Principal Bridge Notes are payable on the earlier of December 31, 1997 or upon closing of the next public offering. The Convertible Bridge Notes contain the same terms as with respect to the Principal Bridge Notes, except that same is convertible into 1,200,000 Class A Warrants. See 'Bridge Financing.' The funds received from the bridge financing were used to reduce overdue payables and resume the product development of the PTR-1500 Series Project.

     During the year ended July 31, 1997 the Company received $916,235 in loans from CNL Holdings, Inc.

     The Company is using significant amounts of cash in operations and plans to meet its operating cash requirement for the next twelve (12) months, in addition to existing cash balances and cash generated from operations, with loans from officers, banks and loans secured in private transactions.

  1996 Compared to 1995

     Working capital at July 31, 1996 was $1,806,318 compared to a deficit of $2,726,247 at year ended July 31, 1995. The improvement in the working capital is the result of the August 1995 Offering, as described in more detail under Results of Operations.

     The Company was technically in default of its bank loan to the Bank due to non-payment of principal and interest since January 1996. However, the Bank agreed to defer any payments at this time since they signed an allonge agreement with the Company in September 1996 (see 'Credit Facility and Agreement with CNL Holdings, Inc.' below). The total debt is on the balance sheet as current as of July 31, 1996. Interest has been accrued through July 31, 1996.

     Accounts receivable increased from $171,541 at year-end July 31, 1995 to $304,020 at July 31, 1996. This increase was caused by slower payment procedures by certain Government agencies, a smaller discount policy currently offered to customers of normal sales and sales having been made to several customers for export with acceptance at destination, which historically extends the collection period.

     Management felt that it had leased or acquired sufficient equipment to meet its capital expenditure needs for the next year. Obligations under capital leases which were in effect were approximately $34,000 for the year and somewhat less thereafter. Historically, the Company has always leased equipment. Its annual lease obligations have ranged from $59,000 in 1993 to its 1996 figure of $34,000. The Company's liquidity and working capital have been effected by these obligations and will continue to be so since the operation is dependent upon the use of this equipment.

     For the past year, the Company's marketing emphasis has been directed to the utility industry since its Iniven line produces a variety of products used by them. Most of the products offered must be tested for quality, endurance, etc. for a period of time by the potential customer. Management is of the opinion that much of the testing will be completed in the coming year and sales will be forthcoming from the results of these tests. Accordingly, it is anticipated that sales and profits will be higher in the next twelve months as compared to the past twelve months.

  1995 Compared to 1994

     At July 31, 1995, the Company had a working capital deficit of $2,726,247 and a shareholder deficit of $2,426,000. The Company increased its liquidity on August 24, 1995, through the sale of common stock in a public offering. The net proceeds received from the August 1995 Offering were approximately $1,527,000, which caused working capital to increase by that amount. In addition, the shareholders' deficit of $2,426,000 changed to a surplus of approximately $3,100,000 as a result of the proceeds of the stock offering and the restructuring of the bank loan permitted by the additional equity.


     During the fiscal year, the Company decreased its inventory from $2,990,000 to $2,600,000. The decrease in inventory was caused primarily by a $656,000 writedown of certain of the Company's slow-moving military products, partially offset by increased requirements in stocking levels for commercial parts. The Company increased its sales and marketing efforts late in the year as part of its strategy to improve its revenues. The increase in operating expenses from these efforts adversely affected the liquidity of the Company. The Company plans to continue to accelerate its sales, marketing and research and development efforts at increased levels for the foreseeable future.

     The Company has no material commitments for capital expenditures as of the date hereof. The Company anticipates, however, acquiring additional equipment and fixtures (for example, test equipment and manufacturing equipment) and may consider a subcontractor for increased manufacturing volume in the future, as increased requirements may dictate. The Company has begun to evaluate a number of make-or-buy operations in order to assure adequate resources for future production.

  Quarter ended October 31, 1997

     Inventories increased $126,253 from July 31, 1997 attributable to the PTR-1500 Series product.

     Accounts Receivable decreased $60,642 to $48,929 reflecting lower sales during the current quarter.

     Working Capital at October 31, 1997 was $2,297,213 compared to $2,456,121 at July 31, 1997. This is primarily attributed to the building of the PTR-1500 tone protection device. The Company will be delivering to the General Electric Company under contract prototype units during December 1997. Production units are expected to be delivered during the second quarter of fiscal 1998.

     During 1997, the Company recieved a $200,000 bridge loan from several investors. The money was received following the execution of two promissory notes for each investor that aggregated $150,000 (Note 1) and $50,000 (Note 2), respectively. Note 1 is payable on the earlier of January 31, 1999 or upon closing of the next public offering. Note 2 contains the same terms as with respect to Note 1, or at the investors option is convertible into shares of Common Stock Purchase Warrants (see Notes to the Financial Statements for a description on the full terms of the conversion option). The funds received from the bridge loan were applied to improve working capital and to reduce accounts payable.

     The Company has received $916,235 from CNL from the sale of stock it received from the bank. The monies will be repaid plus accrued interest twelve months from the date received or converted to Series C Preferred Stock (see notes to financial statements).

     The Company plans to use these additional funds to complete the development of the PTR-1500 and deliver the first prototypes to the General Electric Co. for testing and approvals and to improve its financial condition and prepare for an anticipated increase in business in the latter part of 1997. The Company anticipates additional backlog releases from the Bonneville Power Administration and the US Government as well as other key customers. This should generate additional sales and resulting cash flow to support an expanded operating level in fiscal 1998 versus fiscal 1997. In the event that additional financing and backlog releases are not forthcoming, fiscal 1998 sales would be adversely impacted.

     The Company presently meets is cash requirements through existing cash balances, cash generated from operations, with loans from officers, banks and loans secured in private transactions.

INFLATION

     Management believes that the results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

CREDIT FACILITY AND AGREEMENT WITH CNL HOLDINGS, INC.

     The principal amount owing to the Bank under the Company's Credit Facility at July 31, 1996 was $1,012,500 and the unpaid accrued interest was $57,196. The Bank and the Company entered into the Conolog Corporation Allonge, dated as of September 11, 1996, pursuant to which the Amended and Restated Term Note dated as of August 2, 1995 between the Company and the Bank (the 'Note') was amended to permit the conversion by the Bank of the unpaid principal and interest due under the Note into 1,400,000 shares of the Company's Common Stock on or before April 16, 1997. The conversion right was exercisable by the Bank or its assignee. The Bank had deferred all payments of principal and interest under the Note until April 16, 1997.

     The Bank and CNL Holdings, Inc. ('CNL') entered into an Option and Purchase, Sale and Assignment Agreement (which was amended as described below) dated as of September 12, 1996 (the 'Option Agreement'). Under the original Option Agreement the Bank granted an option to CNL to purchase all of the Bank's interest in (i) the Amended and Restated Term Loan Agreement dated as of August 2, 1995 between the Company and the Bank, (ii) the Note and (iii) the 375,000 shares of the Company's Common Stock owned by the Bank. CNL paid $150,000 to the Bank for the option, which had an exercise price of $1,500,000 and an expiration date of April 15, 1997.

     The Company and CNL entered into an agreement (which was amended as described below) dated as of September 12, 1996 (the 'CNL Agreement'), whereby CNL agreed to loan up to $2,500,000 to the Company under certain circumstances (as described below).

     Pursuant to the original CNL Agreement the proceeds of the sale of the Acquired Shares were to be applied as follows: the first $1,500,000 was to be paid to CNL for the payments made to the Bank pursuant to the Option Agreement; 50% of the balance, up to $2,500,000, will be loaned to the Company (the 'Loans') within five days of CNL's receipt of the proceeds.

     Each loan was to be evidenced by a Note bearing interest at the rate of 4%

per annum to be due 12 months from the date of such Loan. At maturity, the Company will have the option to pay each Loan, together with all accrued interest thereon, by issuing shares of a new Series C Preferred Stock (the 'Series C Preferred') having a value of $5.00 per share for purposes of such repayment.

     The Series C Preferred will be non-voting and carry a cumulative dividend of 8% per annum which may be payable by the issuance of shares of Common Stock valued at $5.00 per share up to a maximum of 40,000 shares per annum. The Series C Preferred will be convertible into Common Stock at the rate of one share of Common Stock for each share of Series C Preferred and have a liquidating preference of $5.00 per share.

     On January 31, 1997, the Bank and the Company entered into Amendment No. 1 to the Conolog Corporation Allonge dated September 11, 1996 (the 'Allonge') (which previously amended the Amended and Restated Term Note dated as of August 2, 1995 between the Company and the Bank (previously defined as the 'Note')). The original Allonge provided that the Bank may convert the entire unpaid principal and interest due under the Note ('Debt Claim') into 1,400,000 shares of Common Stock of the Company at any time on or before April 15, 1997. The amended Allonge provided the Bank the right to convert all or, if it so desires, only a portion of the Debt Claim. The number of shares issuable upon conversion of a portion of the Debt Claim was to be calculated on the basis of 1 share for each $3.00 of the Debt Claim being converted with the balance of the 1,400,000 shares to be issued when all of the Debt Claim has been converted.

     On January 31, 1997, the Bank and CNL entered into Amendment No. 1 to the Option Agreement. The amended Option Agreement required CNL, on or before February 5, 1997, to purchase from the Bank for an aggregate purchase price of $600,000, no less than (i) 133,333 shares of Common Stock for $399,999 and (ii) $200,001 of the Debt Claim represented by the Note. CNL purchased such Common Stock and portion of the Debt Claim on February 5, 1997. CNL had the right to exercise the remainder of the option on or before April 15, 1997. CNL had the right to purchase from the Bank additional shares of Common Stock owned by the Bank at the price of $3.00 per share and portions of the Debt Claim from time to time. CNL purchased such Common Stock and portion of the Debt Claim on February 5, 1997.

     On January 31, 1997, the Company and CNL entered into an Amendment to the CNL Agreement. The amended CNL Agreement provided that in the event not all of the Debt Claim was converted into shares of Common Stock by the Bank prior to CNL's acquisition of the Note, CNL would promptly convert the remaining portion of the Debt Claim into shares of Common Stock in accordance with the Note. In addition, the proceeds of the sale of the Acquired Shares were to be applied as follows: First to reimburse CNL for payments made to the Bank pursuant to Option Agreement; 50% of the balance, up to $2,500,000, to be loaned to the Company within five days of CNL's receipt of the proceeds.

     The balance under the option (as of March 15, 1997) was $750,000(evidencing an option to purchase 241,667 shares of Common Stock and the Note, convertible into 1,333,333 shares of Common Stock). On March 26, 1997, CNL exercised a portion of its option to purchase shares of Common Stock, by purchasing a portion of the principal amount of the Note ($720,000) and converted such portion of the Note into 240,000 shares of Common Stock at $3.00 per share, leaving a balance due under the option at $30,000. On March 27, 1997, CNL exercised the remaining portion of the option in consideration of $30,000. On such date, the remaining portion of the Note was converted into 1,093,333 shares of Common Stock, the Bank transferred 241,667 shares of Common Stock to CNL and the Debt Claim was extinguished.

     Management believes that the foregoing transactions benefited the Company and its stockholders. The exercise by CNL of its option under the Option Agreement converted the remaining Debt Claim, the Company had the opportunity to, in effect, exchange its debt for equity and eliminated the Company's default under the Credit Facility. To date, $916,235 has been loaned to the Company by CNL. See 'Use of Proceeds.'

     The Company is using significant amounts of cash in operations and plans to meet its operating cash requirement for the next twelve (12) months, in addition to existing cash balances and cash generated from operations, with loans from officers, banks and loans secured in private transactions.

                          MARKET PRICE FOR SECURITIES

     The Company's Common Stock and Class A Warrants are traded on the Nasdaq SmallCap Market, under the symbols CNLG and CNLGW. Prior to the August 1995 Offering, the Common Stock was traded on the OTC Bulletin Board.


     The following table sets forth, for the periods indicated, the high and low prices of the Company's Units (which no longer trade), Common Stock and Class A Warrants traded on the Nasdaq SmallCap Market for the third and fourth quarters of 1995, all of 1996 and all of 1997. Such quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions. As of November 26, 1997, the Company's Common Stock was held by approximately 819 shareholders of record.



                                                                  UNITS          COMMON STOCK      CLASS A WARRANT
                                                              --------------    ---------------    ----------------
                                                              HIGH      LOW      HIGH      LOW      HIGH      LOW
                                                              -----    -----    ------    -----    ------    ------
1995

Third Quarter..............................................    18.5       14      8.50     5.75         4         2
Fourth Quarter.............................................   19.25    14.75      9.25     6.25      3.25      1.25

1996

First Quarter..............................................      15       11     8.125    3.875         2     .9375
Second Quarter.............................................   11.25    11.25    6.5625     4.25       1.5    1.0156
Third Quarter..............................................      --       --      6.25     2.25       1.5     .5625
Fourth Quarter.............................................      --       --     3.875    2.375      1.25       .50

1997

First Quarter..............................................      --       --     5.875        3     .9375      .625
Second Quarter.............................................      --       --     6.125    2.375         1      .375
Third Quarter..............................................      --       --     5.625     2.25      .875       .25
Fourth Quarter.............................................      --       --      5.50     2.50     .9375       .25

                                    BUSINESS

GENERAL

     Conolog Corporation, a Delaware corporation (the 'Company' or 'Conolog') is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

HISTORY

     The Company was organized in 1968 and was engaged primarily in the design and manufacture of electronic components and systems for military applications.

     The Company, in July 1971, merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, the name was changed from DSI Systems, Inc. to Conolog Corporation.

     By 1980 it became apparent that the military segment of the business was growing while the terminal viewer segment was a drain on cash and other resources. By the year end the terminal viewer business was discontinued and the inventory relating thereto was written off, allowing the Company to concentrate on its military business.

     In 1981 the Company acquired one of its customers, INIVEN Corporation ('INIVEN'). At that time, the Company was manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities, for controlling the flow of waste water and sewage and measuring and controlling traffic.

     Since the 1980's, Conolog has been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

     During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense-related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributed to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 85% of sales in 1997 ($900,000). The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology. DSP designs have long term stability with minimum or no maintenance, allowing the Company to offer customers a product line with a 12 year warranty--a first on the market. The 12 year warranty has been part of the Company's marketing of its products since 1988. The Company does not believe this is customary in the industry. The terms of the warranty covers parts, labor and operation of units. All the Company's products are functionally tested before shipment. Experience has demonstrated the reliability of the designs. All returns were for non warranty causes and for the most part, were chargeable to the customer. The Company does not provide the right of merchandise return.

     Testing of the Company's first commercial product group, the Teleprotection Series PTR-1000, was under way in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to 'fine tune' the product for power transmission applications. In March 1994, the PTR-1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 800 PTR-1000 sets to 18 utilities and 5 municipalities, most of which are installed and in service.

     Following the PTR-1000, in 1993, the Company introduced its '98 Series' Tone Products for water, gas, telephone and oil companies, waste water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the '40 Series' for transmission of analog variable data (water levels, gas pressures and temperature) and the Multiplexer Series, which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the '68 Series' tone products. This series is the '98 Series' repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The '68 Series' offers the entire line offered by the '98 Series.' In 1995, the Company introduced a stand alone '98 Series' transmitter and receiver for field installations and a wide range of fiber optic interfaces for INIVEN products. The fiber optic interface is also available as a stand alone coupling device. The Company launched its industrial grade 1200 Baud Modem for data transmission/communication, and completed the PTR-1000 System options. Through 1997, the Company designed and is in the process of completing and building the PTR-1500 Quad System, Protection Equipment, exclusively for the General Electric Company ('GE'), to be labeled GE-NS50 Series, for worldwide sales as detailed in the agreement between GE and Conolog dated April 1, 1997.

     Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year end is July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2, 997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales in fiscal 1994 increased to $2,044,860, a 37% increase over fiscal 1993. Sales in fiscal 1995 were $2,090,933 a 2% increase over fiscal 1994. Sales in fiscal 1996 were $1,924,466 an 8% decrease from fiscal 1995. Sales in fiscal 1997 were $1,123,390 a 42% decrease from fiscal 1996. Revenues from the Company's military product sales represented approximately 60%, 30%, 23% and 10% of sales of the Company in fiscal 1994, 1995, 1996 and 1997, respectively, reflecting the Company's emphasis on commercial sales and markets.

GENERAL DESCRIPTION; PRODUCTS

     The Company is engaged in the design and manufacture of (i) transducers, which are electromagnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic 'networks' which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter.

     Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products are used by customers engaged in or manufacturing equipment for the activities described. The Company's products may be used independently or in combination with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

PRESENT STATUS/BUSINESS PRODUCT DESCRIPTION

     The Company is presently engaged and focused in two basic market areas:


(A) Military Sales--Direct contract sales to the military
              --As subcontractor to systems producers
              --Foreign governments

(B) Commercial Sales (Under the tradename 'INIVEN' (a Division of Conolog))

              --Direct sales to end users
              --Sales to system assemblers
              --Sales to contractors/installers

(C) Commercial Sales--As Manufacturing Subcontractor to Systems Producers.

  (A) Military Sales

     Since 1992 the Company's engineering staff is dedicated to 'INIVEN' commercial designs and does not engage in any new designs for military applications. The Company actively participates in bids only for parts the Company has designed since inception in 1968. Presently there are approximately 400 designs that are applicable to these repeat residual sales.

     These residual sales are primarily for the Company's electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), weapon/missile guidance and control (patriot missile, tomahawk, pave-paws), torpedo active signal recognition and differentiation mounted in the nose cone of the torpedo (MK-30, Captor, MK-50 torpedoes), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

     The Company markets the above military sales directly and through independent manufacturing sales representatives on a commission basis.

  (B) Commercial 'INIVEN' Sales and Products

     'INIVEN' equipment is designed around four (4) core product groups:

          (1) PTR Teleprotection Series (Protective Tone Relaying Communications Terminal, which includes the PTR-1000 and the PTR-1500 designed exclusively for GE).

          (2) Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series '98,' '68,' '40' and 'GEN-1.'

          (3) Multiplex Supervisory Control System

          (4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

        (1) PTR-1000 Teleprotection Series

     This product is designed for use exclusively by electric power generators

(electric utilities and cogenerators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundred of a second protects the transmission and distribution lines.

     The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

     The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

     In the event of a fault, the information is transmitted to the PTR-1000 at the other end of the line and once confirmed by both its receivers (this duality is designed such that both receivers must agree before any action is taken), it will, when programmed to do so, isolate that end of the line. Generation and distribution of electric power entails expensive equipment at both ends of the line. Faults causing interruption of transmission can cause costly replacement of failed equipment and loss of revenue caused by downtime for repairs.

     The PTR-1500, designed exclusively for GE in accordance with a seven year agreement, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

     The PTR Teleprotection Series is designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

     The PTR Teleprotection Series target market is worldwide, as follows:

     o New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

     o Existing installations not properly protected, improving efficiency and down time.

     o Existing installations for upgrading to PTR technology, again improving efficiency and down time.

     Sales efforts for the PTR-1000 are presently being conducted by the

Company's marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

     According to McGraw-Hill, Inc. Electrical World (Electric Utilities of the United States), in the United States alone, there are over 500 large entities generating electricity. They are:

     o Investor-owned

     o Municipal Systems

     o Cooperative Systems

     o Federal, State and District systems.

     The Company intends to utilize a portion of the net proceeds of this Offering to provide it with capital which it can use to expand its sales efforts, expand sales to international markets and complete the design, engineering and testing of the PTR-1500 option modules and the PTR-1000 enhancements. To date, the Company has sold and delivered over 800 PTR-1000 sets to 18 utilities and 5 municipalities, most of which are installed and in service.

        (2) Audio Tone and Telemetry Equipment

     For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

     These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

     This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

          o GEN-1 SERIES--First generation with electromagnetic modules and first generation programmable modules without electromagnetic modules.

          o '98' AND '68' SERIES--The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

          o '40' SERIES--Designed to function with the '98' or '68' series; transmits and receives variable analog data.

  GEN-1 and GEN-1 Programmable Series

     The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

     Because of the ease of use and installation, there is much GEN-1 type equipment installed and used in the United States by a wide spectrum of diverse users. Since the Company's line has a distinct mechanical configuration, the Company designed its GEN-1 Programmable units and other improvements as replacements for existing units. These account for approximately 20% of the Company's commercial sales. The Company's line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

     Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

     Sales to this market are made in the same manner as the PTR-1000 market except that manufacturers' representatives specialize in selling to this diverse market.

  '98,' '68' and '40' Series

     These series represent the Company's latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long term stability. These features have allowed the Company to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

     Given this technology and the high-reliability and quality standards of the Company's products, the Company has recently (first quarter 1994) started to offer a 12 year warranty for all of its commercial products. This warranty has been favorably received by customers. Based upon its past experience, the Company does not believe that its extended warranty will result in any material repair or replacement expenses.

     Sales of these products are made by the same persons who sell the Company's GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the '98' series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the '40' Series. The '68' Series is the '98' Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The '40' Series, when connected to the '98' or '68' in the same chassis, permits the continuous monitoring of variable data. Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil , gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

     The Company intends to utilize a portion of the net proceeds of this offering to expand this line of products to include radio as a transmission line, and design, produce and sell a line of fiber optic interface equipment and to expand sales for new applications and new installations, including foreign sales.

        (3) Multiplex Supervisory (IM) Control System

     This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

     Using the '98' DSP Series as its communications link, the Company designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor based system allows a single telephone line to handle up to 900 data inputs.

     This product line, because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and the Company sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

     A portion of the net proceeds of this offering will be used by the Company to complete the next design phase to couple the multiplexer directly onto fiber optic cable and 8 line applications and add radio as a communication link.

        (4) Fiber Optic Link and Data Modem

     The expansion of fiber lines by the Company's customers and their need to switch equipment from phone lines to fiber prompted the Company to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers the Company launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with the Company's products.

  (C) Commercial Subcontract Manufacturing to Systems Producers

     Since the downsizing of the American Military, the Company has actively sought manufacturing subcontract orders to fill the production void created by the severe drop in military production. In June 1996 the Company negotiated and entered into a renewable annual agreement with the General Electric Company, GE Electrical Distribution and Control and its participating affiliated companies for the manufacture of sub-systems, board assemblies and magnetic filters and other products consistent with the Company's expertise. The success of this agreement has prompted the Company to pursue other system producers to more fully utilize the Company's manufacturing capacity.

COMPETITION

     The market for the Company's products is very competitive. There are several companies engaged in the manufacture of products of the type produced by the Company, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. The Company would be adversely affected if its competitors introduced technologically superior products or offered these products at significantly lower prices than the Company's products. The Company has at least 20 competitors world wide and believes it has no significant market share. See 'Risk Factors--Competition; Rapid Technological Change.'

MARKETING AND SALES

     In general, the Company's products are marketed by means of telemarketing and customer contacts by the Company's direct sales force and through independent manufacturing sales representatives and distributors. The Company employs only 2 marketing executives.

          MILITARY--The Company markets its military sales directly and through independent manufacturers sales representatives.

          COMMERCIAL--The Company markets the PTR-1000 by means of Company sales personnel, through independent manufacturers representatives, and through distributors, focusing mainly on the largest utilities and co-generators. In the United States alone there are over 500 large entities generating electricity which are identified as investor-owned, municipal systems, cooperative systems and federal, state and district systems. The Company intends to utilize a portion of the proceeds of this Offering to expand its sales efforts and expand sales to international markets. The Company markets it Gen-1 and Gen-1 Programmable Series, as well as its '98' Series, '68' Series and '40' Series, in the same way as the PTR-1000 except that the manufacturers representatives used by the Company specialize in selling to the diverse markets that utilize such products. The Company intends to utilize a portion of the net proceeds of this Offering for international sales.

LARGEST CUSTOMERS

     Sales to the Company's two major customers during fiscal 1997 (General Electric and Bonneville Power Administration) totaled $255,500 and $200,000, respectively (22% and 18%, respectively of all sales). Sales to the Company's major customer in fiscal 1996 (B.C. Hydro-Canada ) totaled $401,000 (20% of all sales). Sales to the Company's major customer in fiscal 1995 (United States Government) totaled $424,849 (20% of net sales). During fiscal 1994, sales to the Company's major customer (Westinghouse Electric Corp.--Naval Systems Division) totaled $597,000 (29% of net sales). The Company has three (3) ongoing contracts, in addition to existing open orders. This may continue to produce revenue past the date of this prospectus, namely from the General Electric Company and Bonneville Power Administration. The loss of General Electric and Bonneville Power Administration would have a material adverse effect upon the Company. None of such customers has or had any material relationship other than business with the Company. See 'Risk Factors--Dependence on Large Customers.' The terms of the blanket-contracts the Company has with General Electric, Bonneville Power Administration and its Canadian distributors are not binding and only represent potential purchases, whereby the Company set certain prices for its products for the duration of the contract. The contracts are subject to cancellation under the terms of such contracts. See 'Risk Factors--Dependence on Large Customers.'

RAW MATERIALS; INVENTORY

     The Company believes that it has adequate sources of raw materials available for use in its business. The Company's products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (i.e., resistors, capacitors and inductors), diodes and assorted hardware such as printed circuit boards, connectors and faceplates. The Company is not dependent upon any single supplier. The Company also purchases a number of other electronic components and sub-assemblies from various suppliers. There has been no material increase in the cost of most raw materials and the Company has no reason to anticipate any significant shortage of raw materials in the future. The Company generally is required to maintain adequate amounts of raw material and parts inventories to meet delivery requirements of customers and to assure itself of a continuous availability of these items. See 'Risk Factors--Reliance on Component Manufacturers.'

     In the past the Company manufactured and held in its inventory finished products pursuant to the military's specifications and based upon the military's forecast for future quantities and delivery schedules. When those military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment, the Company wrote off large portions of its military inventory. The Company no longer manufactures inventory to meet forecasts but only to fill specific orders. Therefore, the Company does not anticipate any future large inventory build-ups or write-downs from military products.

MANUFACTURING

     Of the 15,700 square feet that the Company occupies at 5 Columbia Road in Somerville, NJ, approximately 10,000 square feet are dedicated to manufacturing. The Company assembles, under normal workload conditions, all the products it sells. To accommodate the peak demands that occur from time to time the Company has developed a number of subcontractors to assemble boards to the Company's specifications. All assemblies, however, are inspected and fully tested by the Company's quality, engineering and testing departments. The Company maintains test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment. This control, together with design reliability, has permitted the Company to offer a 12-year warranty on all its commercial products.

RESEARCH AND DEVELOPMENT; NEW PRODUCTS

     Amounts expended by the Company in the last three fiscal years for research and development activities have not been material although the Company is currently engaged in product design and development. The Company utilized a portion of the net proceeds of the August 1995 Offering to design a fiber optic digitizer and a 1200 baud modem which can be sold as a separate product or jointly with the Company's products which will enable all the Company's INIVEN products to transmit directly onto fiber optic cables, and thus open a new market for the Company's products. In addition, the Company completed the PTR-1000 series option modules and the standard modules of the PTR-1500 Quad Series to be sold exclusively worldwide by GE as its Model NS50. The Company also intends to utilize a portion of this Offering proceeds to add designs that will extend its product capability to handle new data inputs not presently available. There can be no assurance that the Company will be able to successfully develop and add designs to its products.

PATENTS AND TRADEMARKS

     The Company does not have any patents covering any of its present products. The Company uses the trademark INIVEN for its commercial products. The Company believes that such trademark is recognized in the Company's industry. The Company believes that its prospects are dependent primarily upon its ability to offer its customers high quality, reliable products at competitive prices rather than on its ability to obtain and defend patents and trademarks. The Company does not believe that its INIVEN trademark is of material importance to the Company's business.

BACKLOG

     As of July 31, 1997 and 1996, the Company had a backlog of approximately $2,900,000 and $3,400,000, respectively. Approximately $2,800,000 of the Company's 1997 backlog is for the Company's PTR-1000 series of products and consists of multi-year blanket contracts at fixed prices for the duration of the contracts. However, these contracts are blanket contracts, are not binding and only represent potential purchases, whereby the Company sets certain prices for its products for the duration of the contract. The Company has received order releases in the amount of approximately $200,000 against existing blanket orders for the PTR-1000 from Bonneville Power Authority and BC Hydro in November 1997. The Company anticipates additional releases against its blanket orders and to ship the $2,900,000 of backlog by the fiscal year ending July 31, 1998. However, purchase orders are subject to changes and/or cancellation due to technological changes, product development, and changes in customer specifications or requirements.

FOREIGN OPERATIONS

     In fiscal 1996 and 1995 the Company had foreign sales of $401,000 to B.C. Hydron-Canada and $140,000 to the Government of Israel, respectively. In the year ended July 31, 1997, the Company had no foreign sales.

GOVERNMENTAL REGULATION

     The Company's manufacturing facilities, in common with those of industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. The Company believes that its operations are in compliance with existing regulations and does not believe that such compliance has had or will have any material effect upon its capital expenditures, earnings or competitive position. With respect to military sales, the Company is not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices.

EMPLOYEES

     As of October 31, 1997, the Company employed 31 persons, including 2 in management, 2 in sales, 2 in clerical, 1 in accounting, 1 in purchasing, 3 in engineering and 20 in production. The Company has enjoyed good labor relations and has suffered no work stoppage.

PROPERTIES

     The Company, owned facilities, which management considers adequate for the Company's present requirements, are located at 5 Columbia Road, Somerville, NJ. The facilities, which are used for manufacturing, sales and its executive offices, comprise 15,700 square feet. The Company's employees are not represented by any union.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the officers and directors of the Company as of the Effective Date.

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Robert S. Benou.................................   62    President and Director
Arpad J. Havasy.................................   60    Executive Vice President, Secretary, Treasurer
                                                           and Director
Louis S. Massad.................................   59    Director
Marc R. Benou...................................   29    Vice President, Assistant Secretary and Director
Thomas Fogg.....................................   61    Vice President--Engineering

     The term of each director expires at the time of the next annual meeting of stockholders. Each officer holds office at the pleasure of the Board of Directors. The Company has no 'significant' employees other than the executive officers. There are no arrangements or understandings pursuant to which either of the directors or officers was selected as such.

     Robert S. Benou has served as President and a Director of the Company since 1968. Mr. Benou is responsible for military products, new product development and supervision of sales and marketing. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

     Arpad J. Havasy has served as the Company's Executive Vice President and Director since 1968. Mr. Havasy is a graduate of Electromos E's Gepeszeti Technikum (Hungary) and the University of Budapest. In addition, Mr. Havasy has attended courses at both Rutgers University and the American Management Association. Mr. Havasy is on total disability.

     Louis S. Massad has been a Director of the Company since April 1995. Mr. Massad was Vice President, Chief Financial Officer and Director of Computer Power Inc. from 1986 to 1996. Mr. Massad is presently a registered representative of C.J.M. Planning Corp., a member of the NASD. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long Island University, New York.

     Marc R. Benou joined the Company in 1991 and is responsible for material, purchasing and inventory control. In March 1995, he was elected Vice President, Assistant Secretary and a Director. Mr. Benou attended Lehigh and High Point University and holds a BS degree in Psychology and a BS in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company's President.


     Thomas R. Fogg joined the Company in 1976 as Chief Engineer responsible for analog and guidance projects. Since 1986, when he became Vice President--Engineering, he led the design team in the development of the Company's commercial products. Mr. Fogg holds a BSEE degree from Lafayette College and a MSEE degree from Rutgers University. Mr. Fogg is a fellow of the Institute of Electrical and Electronic Engineers and has published articles on delay equalization and the use of crystal resonators.

     Currently there are no compensation or audit committees. In order to comply with the new Nasdaq continued listing requirements (which will take effect on February 23, 1998), the Company intends to elect an additional non-employee director (so that it has a minimum of two independent directors) and to form compensation and audit committees, a majority of whom are required to be independent directors. No assurances can be given that the Company will be successful in identifying additional non-employee directors. See 'Risk Factors--Lack of Compensation and Audit Committees.'

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation (consisting entirely of salary) paid (or accrued for) by the Company to its President, the only executive officer whose aggregate remuneration exceeded $100,000 in each of the three Company's fiscal years ended July 31, 1997, 1996 and, 1995:

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                         ----------------------------------
                                FISCAL                            OTHER            LONG TERM COMPENSATION
                                YEAR-                             ANNUAL      --------------------------------
NAME AND PRINCIPAL POSITION      END      SALARY     BONUS     COMPENSATION          AWARDS           PAYOUTS
------------------------------  ------   --------   --------   ------------   ---------------------   --------
                                                                              RESTRICTED                             ALL
                                                                                STOCK      OPTIONS/     LTIP        OTHER
                                                                                AWARDS       SARS     PAYOUTS    COMPENSATION
                                                                              ----------   --------   --------   ------------
Robert Benou, President(1)....   1997    $150,000                                  --            --         --           --
                                 1996    $150,000                                  --            --         --           --
                                 1995    $150,000                                  --            --         --           --

------------------
(1) See 'Certain Relationships and Related Transactions.'

     The Company did not grant any stock options or stock appreciation rights during the fiscal year ended July 31, 1997 to any of its officers, directors or employees. As of July 31, 1997 none of them had any outstanding stock options or stock appreciation rights. Furthermore, none of them received awards under long-term incentive plans that are stock based during the three fiscal years referred to above. However, these and other benefits may be adopted in the future if they are authorized by the Board of Directors.

STOCK OPTION PLAN

     On May 15, 1995, the Board of Directors of the Company adopted and on August 14, 1995, the shareholders approved the Conolog Corporation 1995/1996 Stock Option Plan (the 'Option Plan'). The Option Plan is designed to permit the Company to grant either incentive stock options under Section 422A of the Internal Revenue Code (the 'Code') or nonqualified stock options. Under the Option Plan, a Stock Option Committee (the 'Option Committee') of the Board is authorized to grant options to purchase up to 200,000 shares of stock to key employees, officers, directors and consultants of the Company. The Option Committee administers the Option Plan and designates the optionees, the type of options to be granted (i.e., nonqualified or incentive stock options), the number of shares subject to the options, and the terms and conditions of each option. The terms and conditions include the exercise price, date of grant, and date of exercise of each option. An employee may, at the discretion of the Option Committee, be permitted to exercise an option and make payment by giving a personal note.

     Incentive stock options may only be granted to employees of the Company and not to directors or consultants who are not so employed. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of the Common Stock as determined by the Option Committee on the date of grant. All incentive stock options under the Option Plan must be granted within ten (10) years from the date of adoption of the Option Plan and each option must be exercised, if at all, within ten (10) years of the date of grant. In no event may any employee be given incentive stock options whereby more than $100,000 of options become exercisable for the first time in a single calendar year. All incentive stock options must be exercised by an optionee within three
(3) months after termination of the optionee's employment, unless such termination is as a result of death, disability or retirement. In the event an optionee's employment is terminated as a result of death or disability, such optionee or his designated beneficiary shall be entitled to exercise any and all options for a period of twelve (12) months after such termination. If an optionee's employment is terminated as a result of retirement, the optionee shall be entitled to exercise his options for a period of twenty four (24) months following such termination.

     Nonqualified stock options under the Option Plan are generally subject to the same rules as discussed above. Nonqualified stock options may, however, also be granted to directors and consultants, whether or not such individuals are employees of the Company. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

     No incentive stock options or nonqualified options have been granted.

EMPLOYMENT AGREEMENTS


     The Company has entered into 5-year employment agreement commencing June 1, 1997 and ending May 31, 2002, with Robert Benou. Under his employment agreement, Mr. Benou will receive an annual base salary of $150,000 for the first year of employment with an increase of $20,000 in November 1997 and $20,000 per annum each year thereafter, if the Company is profitable (defined as 'income before income tax provision.') In addition, Mr. Benou is entitled to an annual bonus equal to 6% of the Company's annual 'income before income tax provision.' The employment agreement also entitles him to the use of an automobile and to employee benefit plans, such as life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and employee may be terminated by the Company for cause. The Company intends to maintain a $1 million life insurance policy on the life of Robert Benou. Reference is hereby made to the Employment Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Company has entered into 5-year employment agreement commencing June 1, 1997 and ending May 31, 2002, with Marc Benou. Under his employment agreement, Mr. Benou will receive an annual base salary of $55,000 for the first year of employment with an increase of $6,000 per annum each year thereafter. In addition, Mr. Benou is entitled to an annual bonus equal to 3% of the Company's annual 'income before income tax provision' as stated in its annual Form 10-K. The employment agreement also entitles him to the use of an automobile and to employee benefit plans, such as life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and employee may be terminated by the Company for cause. Reference is hereby made to the Employment Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

REPRESENTATIVE'S RIGHT TO APPOINT DIRECTOR

     The Underwriting Agreement between the Company and the Representative provides that for three years after the completion of this Offering, the Representative will have the right to nominate one person to serve on the Company's Board of Directors, and upon such nomination the Board shall take the action necessary to cause the Representative's nominee to be elected to the Board. If the Representative does not exercise this right, it may appoint an advisor, who will be entitled to attend all meeting of the Board of Directors. To date, the Representative has not advised the Company as to whether it intends to exercise either right. See 'Underwriting.'

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 16, 1995, the Company effected a 1-for-100 reverse stock split of its Common Stock on all shares of Common Stock outstanding as of that date.

     On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 shares of Common Stock (3,872 post-split shares).

     On August 16, 1995, $381,533 of the $420,179 of accrued dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,306 shares of Common Stock and the remaining dividends due to such holders (Messrs. Benou and Havasy) were waived.

     As of April 30, 1995, Messrs. Benou and Havasy had advanced $139,196 to the Company for working capital purposes. Such advances were repaid, with interest, in September 1995.

     On August 16, 1995, accrued salaries of $309,109 owed by the Company to Mr. Benou were converted into 61,822 shares of Common Stock.

     Payment of the Company's liabilities to the Bank under the Credit Facility were guaranteed by Mr. Benou to the extent of $965,000 and Mr. Havasy to the extent of $492,000. Their respective guarantees were secured by a pledge to the Bank of all Common Stock and Series B Preferred Stock owned by each of them. As a result of the August 1995 Offering, the Bank released the guarantees.

     Article Eighth of the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

     Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Act') may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company has adopted a policy that transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and that all transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Company's Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of outstanding shares of Common Stock of the Company as of the date hereof by any person who, to the knowledge of the Company, owns beneficially more than 5% of the outstanding Common Stock, by all directors of the Company, and by the directors and officers of the Company as a group.

                                                                                                  PERCENTAGE OF
                                                                     AMOUNT AND               OUTSTANDING SHARES(1)
                                                                     NATURE OF          ---------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP    BEFORE OFFERING    AFTER OFFERING
-------------------------------------------------------------   --------------------    ---------------    --------------
Robert S. Benou(2)...........................................          200,039                 7.1%             5.69%
Arpad J. Havasy(2)...........................................           50,117                1.78%             1.43%
Marc R. Benou(2).............................................           40,000                1.42%             1.14%
Louis S. Massad(2)...........................................            5,000                 .18%             .142%
Thomas Fogg(2)...............................................           20,200                 .72%              .57%
All Directors and Officers as A Group (5 persons)............          315,356               11.20%             8.97%

------------------
(1) Does not include treasury stock. See 'Financial Statements.'
(2) The address for these individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

                           DESCRIPTION OF SECURITIES

CAPITALIZATION

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Prior to this Offering, the Company had 2,816,126 shares of Common Stock outstanding (not including treasury stock), 155,000 shares of Series A Preferred Stock outstanding (162,000 authorized) and 1,197 shares of Series B Preferred Stock outstanding (50,000 authorized).

COMMON STOCK

     The Company had 2,816,126 shares of Common Stock outstanding prior to the Offering (not including treasury stock).

     Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. The By-laws of the Company require that only a majority of the issued and outstanding shares of Common Stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and payments to holders of Preferred Stock. (See 'Preferred Stock' below.) There are presently no plans to pay dividends with respect to the shares of Common Stock. See 'Dividends'. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock issuable upon exercise of the Class A Warrants and Class B Warrants (described below) after payment of the applicable exercise price will, when issued, be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue 2,000,000 shares of Preferred Stock, issuable in series, of which there are outstanding 155,000 shares of Series A Preferred Stock, $.50 par value (162,000 authorized) and 1,197 shares of Series B Preferred Stock, $.50 par value (50,000 authorized).

SERIES A PREFERRED STOCK

     Holders of Series A Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of 4% per annum ($.02 per share) of the par value thereof. The Series A Preferred Stock has no voting rights. Series A Preferred Stock ranks senior to all other capital stock of the Company and upon dissolution, holders of such shares are entitled to receive 100% of the par value thereof and all accrued and unpaid dividends prior to any payment to any holder of capital stock of the Company. In addition, each share of Series A Preferred Stock may be exchanged for one (1) share of Common Stock upon surrender of the Series A Preferred Stock and payment of $1,200 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends. As of July 31, 1997, there was $86,800 in accrued and unpaid dividends.

SERIES B PREFERRED STOCK

     Holders of Series B Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of $.90 per share. The Series B Preferred Stock has no voting rights. Series B Preferred stock ranks senior to all capital stock of the Company but junior to the Series A Preferred Stock, and upon dissolution, holders of such shares are entitled to receive 100% of the par value thereof and all accrued and unpaid dividends prior to any payment to any holder of capital stock of the Company but after payment to the holders of Series A Preferred Stock. In addition, each share of Series B Preferred Stock is convertible into .20 shares of Common Stock. As a result of the 1-for-100 reverse split on the Effective Date, the total number of shares of Common Stock that may be issued upon conversion of the Series B Preferred Stock is 239. The Company may redeem the Series B Preferred Stock at $15.00 per share plus accrued and unpaid dividends. As of July 31, 1997, there was $27,937 in accrued and unpaid dividends.

GENERAL

     The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no other plans to issue any additional shares of Preferred Stock.

CLASS A WARRANTS


     In connection with the August 1995 Offering and with bridge financing that preceded such offering, the Company issued 1,135,750 Class A Warrants. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 from August 17, 1996 until August 30, 2002, subject to certain adjustments. The original expiration date was August 16, 1998. On November 21, 1997, the Company announced the extension of such expiration date to August 30, 2002. The Class A Warrants may be exercised in whole or in part. In connection with this Offering, the Company will issue 2,800,000 additional Class A Warrants.


     The Class A Warrants were issued under a warrant agreement dated as of
August 16, 1995 (as amended and restated on            , 1998, the 'Warrant
Agreement') between the Company and Continental Stock Transfer & Trust Company (the 'Warrant Agent'). The following is a general summary of certain provisions contained in the Warrant Agreement and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

     The Board of Directors of the Company has the right to amend the terms of the Warrant Agreement at its discretion to, among other things, reduce the exercise price or extend the exercise period of the Class A Warrants; provided however, that no amendment adversely affecting the rights of the holders of Class A Warrants may be made without the approval of the holders of a majority of the affected Class A Warrants.

     Commencing the earlier of (i) 24 months from the date of this Prospectus or
(ii) 12 months from the date of this Prospectus, with the consent of the Representative, the Company has the right to redeem all the Class A Warrants at a price of $.05 per Class A Warrant upon not less than 30 days' prior written notice; provided that before any redemption of Class A Warrants can take place, the average closing price of the Company's Common Stock as reported on Nasdaq shall have been $7.20 per share for 20 consecutive trading days ending within 15 days prior to the date on which notice of redemption is sent.

     In order for a holder to exercise his or her Class A Warrants, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities commissions to continue registration of the shares of Common Stock underlying such warrants. The Company will be required to file post-effective amendments when events require such amendments. There can be no assurance that the registration statement can be kept current. If it is not kept current for any reason, the Class A Warrants will not be exercisable and will be deprived of any value. The Company has agreed to use its best efforts to maintain a current registration statement to permit the issuance of the Common Stock upon exercise of the Class A Warrants.

     Holders of the Class A Warrants will be protected against dilution of the interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, stock dividends, stock-splits, reclassifications and mergers. In the event of the complete liquidation and dissolution of the Company, the Class A Warrants terminate. Holders of the Class A Warrants will not have voting power and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of the Class A Warrants will not be entitled to participate in the Company's assets.

     Pursuant to the Underwriting Agreement, the Company has agreed to pay to the Representative and/or any registered broker-dealer which is a member of the National Association of Securities Dealers, Inc. ('NASD') a commission equal to four percent of the exercise price of each Class A Warrant exercised provided:
(1) at least one year has elapsed from the date of this Prospectus, (2) the market price for the Common Stock is greater than the exercise price of the Class A Warrants; (3) the Representative or such other NASD broker-dealer member has solicited the holder to exercise the Class A Warrant with such solicitation being confirmed in writing by each holder; and (4) the compensation arrangements were disclosed to the holder at the time of exercise, such disclosure being confirmed in writing by said holder. The commission is further conditioned upon the Company's Warrant Agent being furnished by the Representative or NASD broker-dealer member with a certificate stating that:

          (i) the Class A Warrants exercised were not held in a discretionary account;

          (ii) the Representative or the NASD member did not, within 10 business days immediately preceding the solicitation of the exercise of the Class A Warrant or the date of such exercise, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including the Class A Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company's securities; and

          (iii) in connection with the solicitation, the Representative and/or the NASD member disclosed to the person exercising the Class A Warrant the compensation it would receive upon exercise of the Class A Warrant.

     In connection with the August 1995 Offering, the Company agreed to pay a similar solicitation fee to the underwriter of the August 1995 Offering and/or a NASD broker-dealer who solicited the exercise of a Class A Warrant issued in connection with the August 1995 Offering.

TRANSFER AGENT/WARRANT AGENT

     The Company's transfer agent for the Common Stock and, Class A Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004. Continental Stock Transfer & Trust Company also serves as the Warrant Agent for the Class A Warrants.

                        SHARES AVAILABLE FOR FUTURE SALE

     Immediately prior to the sale of the Common Stock hereunder, the Company had an aggregate of 2,816,126 shares of its Common Stock issued and outstanding, 315,356 of which are 'restricted securities,' which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement by and between the Company and the Representative ('Underwriting Agreement'), the Company has agreed to sell to the Underwriters, as set forth below, for whom IAR Securities Corp. is the Representative, on a firm commitment basis, a total of 700,000 Units, each unit consisting of one (1) share of Common Stock and four
(4) Class A Warrants.

      UNDERWRITERS                                                              NUMBER OF UNITS
                                                                                ---------------
IAR Securities Corp..........................................................
VTR Capital, Inc.............................................................
                                                                                ---------------
     Total...................................................................       700,000
                                                                                ---------------
                                                                                ---------------

     The Company has agreed to sell the Units to the Representative at a discount of ten percent of the public offering price thereof. The Company has also agreed to pay the Representative a nonaccountable expense allowance in the amount of 3% of the offering price of the Units, including the Units purchased pursuant to the Over-Allotment Option. In addition, the Company has agreed to pay all costs of issuance of the Units, including blue sky fees and related counsel fees, but not including fees and expenses of the Representative's counsel. The Company estimates that it will incur costs of $225,000 in connection with this Offering, not including the Representative's 3% non-accountable expense allowance and the $70,000 financial consulting fee payable to the Representative. As part of the underwriting arrangements, the Company will enter into a contract to retain the Representative as a financial consultant to the Company for a two-year period commencing as of the close of the sale of the Securities offered hereby at an annual fee of $35,000, for a total of $70,000, payable in full at the closing of this offering. The Company has agreed to pay the Representative an investment banking fee for future consummated transactions of the Company, if any, introduced by the Representative, including mergers, acquisitions and joint ventures, during the five years following the completion of the Offering equal to 5% of the first $4,000,000 of consideration involved in the transaction, 4% of the next $1,000,000, 3% of the next $1,000,000, and 2% of the excess, if any, over $6,000,000.

     The Company has agreed to indemnify the Representative against certain liabilities which may be incurred in connection with this offering, including certain civil liabilities under the Securities Act of 1933, as amended, and where such indemnification is not available, to contribute to the payments the Representative may be required to make in respect of such liabilities.

     The Underwriting Agreement further provides that for three years after the completion of this Offering, the Representative will have the right to nominate one person to serve on the Company's Board of Directors, and upon such nomination the Board shall take the action necessary to cause the Representative's nominee to be elected to the Board. If the Representative does not exercise this right, it may appoint an advisor, who will be entitled to attend all meetings of the Board of Directors.

     The Company and its officer or directors have agreed not to issue, sell, offer to sell or otherwise dispose of any shares of the Company's Common Stock, or securities convertible into Common Stock, owned by them, for a period of eighteen (18) months (twenty-four (24) months in case of the Company) from the date of this Prospectus, without the prior written consent of the Representative (other than (with respect to issuances by the Company) in certain circumstances such as issuance of Common Stock by the Company in connection with the exercise of outstanding warrants and up to 50,000 restricted shares to employees and in connection with mergers and acquisitions, so long as such newly issued shares (other than in connection with the exercise of outstanding warrants) can not be resold prior to the date which is twenty-four months from the date of this Prospectus).

     The Company has granted the Representative an Over-Allotment Option, which is exercisable for 45 days from the date hereof, to purchase up to an aggregate of 105,000 additional Units, all at the offering price, less the underwriting discount, set forth on the cover page of this Prospectus. The Representative may exercise the Over-Allotment Option solely for the purpose of covering over-allotments incurred in the sale of shares Units offered hereby.

     The Representative has advised the Company that sales to certain dealers

may be made at a public offering price less a concession not in excess of   %.
The Representative does not intend to confirm sales of more than one percent of the Units offered hereto to any accounts over which it exercises discretionary authority.

     The public offering price of the Units do not bear any relationship to the assets or book value, net worth or other criteria of value of or applicable to the Company.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the Company's securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than they would otherwise be in the absence of such transactions.

     The Company has agreed, upon completion of this offering, to sell to the Representative or its nominee, for $.001 per option, the Representative's Unit Purchase Option to purchase 70,000 Units each Unit consisting of one (1) share of Common Stock and four (4) Class A Warrants. The Representative's Unit Purchase Option will be exercisable for a four-year term, commencing one year after the date of this Prospectus, at an exercise price of $8.00 per Unit, 160% of the public offering price of the Units. The Class A Warrants contained in the Representative's Unit Purchase Option have an exercise price of $9.60, 160% of the exercise price of the Class A Warrants included in the Units offered hereby. The Representative's Unit Purchase Option will be restricted from exercise, sale, transfer, assignment or hypothecation (except to officers of the Representative or of any other broker-dealer which participates in this Offering) for a period of one year from the date of this Prospectus. The Representative's Unit Purchase Option also provides that on two occasions, upon the request of the Representative or holders of a majority interest in the Representative's Unit Purchase Option or the underlying securities, at any time during the four-year period commencing one year after the Effective Date, the Company will prepare and file a post-effective amendment or new registration statement permitting the sale of the Representative's Unit Purchase Option and/or the underlying securities and use its best efforts to keep the registration statement effective for a nine-month period following the effective date of such post-effective amendment or new registration statement. The Company will bear the cost of the first such registration statement, but the holders will bear all costs incident to the second such registration statement. If the Company files a registration statement relating to an equity offering under the provisions of the Securities Act at any time during the five-year period commencing on the date of this Prospectus, the holders of the

Representative's Unit Purchase Option or underlying securities will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying securities at the request of the holders. The number of Units covered by the Representative's Unit Purchase Option and the exercise price are subject to adjustment upon certain events to prevent dilution.

     For the life of the Representative's Unit Purchase Option, the holders thereof will have the opportunity to profit from a rise in the market price of the Securities with a resulting dilution in the interests of other stockholders. The Representative's registration rights may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Unit Purchase Option is outstanding.

     The Company has also agreed to pay the Representative a warrant solicitation fee equal to 4% of the Class A Warrant exercise price for any of the publicly held Class A Warrants, when exercised, at any time commencing one year after the date of this Prospectus, provided that the Representative or any NASD member firm has solicited such exercise, as evidenced in writing signed by the warrant holder, and that (a) the market price of the Common Stock on the date that any such Class A Warrant is exercised is greater than the exercise price of the Class A Warrant; (b) prior specific written approval for exercise is received from the customer if the Class A Warrant is held in a discretionary account; (c) disclosure of this compensation arrangement is made prior to or upon the exercise of such Class A Warrant; (d) solicitation of the exercise is not in violation of Regulation M of the Exchange Act; and (e) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, the Representative will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Company's Securities for the period up to five business days prior to any solicitation of the exercise of any Class A Warrant until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee for the exercise of the Class A Warrants following such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's Securities during certain periods while the Warrants are exercisable.


     The Company has been advised by VTR Capital Inc., ('VTR') one of the underwriters of this Offering that the Securities and Exchange Commission ('SEC') has issued an order directing a private investigation by the staff of the SEC. Such order empowers the SEC staff to investigate whether, from June 1995 to the present, VTR and certain other persons and/or entities may have engaged in fraudulent acts or practices in connection with the purchase or sale of securities of certain companies in violation of Sections 10(b) and 15(c)(1) of the Securities Act of 1934, as amended (the 'Exchange Act') and Section 17(a) of the Securities Act of 1933, as amended. These acts or practices include whether VTR and certain other brokers or dealers effected transactions or induced transactions by making untrue statements of material fact and whether VTR and certain others have engaged in manipulative, deceptive or other fraudulent devices. The formal order also concerns whether VTR and certain others who have agreed to participate in a distribution have violated Rule 10b-6 of the Exchange Act by having bid for or purchased securities for accounts in which it had a beneficial interest or which is the subject of such distribution. As of January 7, 1998, VTR understands that the SEC investigation is ongoing and that there are presently no allegations of wrongdoing and no actual findings. The Company has been advised that VTR has in the past made a market in the Company's Common Stock and Class A Warrants and intends to do so following this Offering, subject to compliance with Regulation M of the Exchange Act. An unfavorable resolution of the SEC investigation concerning the sales and trading activities and practices of VTR could have the effect of limiting VTR's ability to make a market in the Company's securities in which case the market for and liquidity of the Company's securities may be adversely affected. See 'Risk Factors--Investigations Involving VTR Capital, Inc.'



     The Company has also been advised by VTR that during 1996 and 1997, the staff of the NASD conducted an inquiry into the trading and sales practices of securities of another company in and around April 1995. In connection with the inquiry, the NASD staff obtained documents from VTR and conducted on-the-record interviews of, among others, VTR's Chief Executive Officer, Head Trader and Chief Financial Officer. In late 1997, the NASD staff advised VTR's counsel that it had completed its investigation and that it intended to recommend that a formal disciplinary proceeding be instituted against VTR, its Chief Executive Officer and Head Trader, as well as certain other individuals not affiliated with VTR for fraudulent market manipulation in connection with a purported unregistered distribution as well as for violation of VTR's restriction agreement. As of January 7, 1998, to VTR's knowledge, no complaint has been issued in this matter. An unfavorable resolution of the NASD investigation could have the effect of limiting VTR's ability to make a market in the Company's securities in which case the market for and liquidity of the Company's securities may be adversely affected. See 'Risk Factors--Investigations Involving VTR Capital, Inc.'


     An investment in the securities offered hereby involves a high degree of risk and substantial dilution. See 'Risk Factors' which begin on page 9 and 'Dilution' on page 17.

                            SELLING SECURITYHOLDERS

     The Registration Statement of which this Prospectus is a part also relates to the offer and sale of 1,200,000 Class A Warrants issuable upon exercise of the Convertible Bridge Notes and the shares of Common Stock underlying such Class A Warrants (the 'Selling Securityholder's Securities') by the Selling Securityholders or their transferees. See 'Bridge Financing.' All of such Class A Warrants are expected to become tradeable on or about the date of this Prospectus. Sales of the Class A Warrants being offered by Selling Securityholders or the Common Stock underlying the Class A Warrants, or even the potential of such sales, would likely have an adverse effect on the market prices of the Securities being offered for sale by the Company.

     The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Securityholder and by all Selling Securityholders as a group prior to this Offering and after this Offering, assuming all of the Class A Warrants owned by the Selling Securityholders are sold.

                                                                                CLASS A            PERCENT OF CLASS A
                                                                             WARRANTS OWNED          WARRANTS OWNED
                                                                         ----------------------   ---------------------
                                                                         PRIOR TO       AFTER     PRIOR TO      AFTER
NAME OF BENEFICIAL OWNER                                                 OFFERING     OFFERING    OFFERING     OFFERING
----------------------------------------------------------------------   ---------    ---------   ---------    --------
Ekistics, Inc.(1).....................................................     300,000        0         12.84%        0%
Blue Star Group Investment, Ltd(2)....................................     696,000        0         29.80%        0%
James Solakian........................................................     120,000        0          5.14%        0%
Bruce Ungerleider.....................................................      30,000        0          1.28%        0%
Harold Yordy..........................................................      27,000        0          1.16%        0%
Michael Yordy.........................................................      27,000        0          1.16%        0%
                                                                         ---------    ---------   ---------      ---
     Total............................................................   1,200,000        0         51.37%        0%
                                                                         ---------    ---------   ---------      ---
                                                                         ---------    ---------   ---------      ---

------------------
(1) The beneficial owners of such entity are Gregory Roberts and Noel Roberts.

(2) Blue Star Group Investments, Ltd. is a corporation organized under the laws of the British Virgin Islands. George Zahalan is the sole officer and director of Blue Star Group Investments, Ltd. The sole shareholder of Blue Star Group Investments, Ltd. is Med Trust Company Limited as trustee of a trust, the grantor of which is David Meridor and whose beneficiaries are members of the Meridor family.

     None of the Selling Securityholders are affiliated with the Company in any capacity, has had any business relationship with the Company at any time nor owned any of the Company's Common Stock beneficially or of record prior to this Offering (other than Mr. Solakian who is the owner of 107,250 shares of Common Stock).

     The securities offered thereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at
negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed 'underwriters' within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     Under the Exchange Act, and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by the Selling Securityholders may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable 'cooling off' period (up to 5 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchase and sales of such securities by the Selling Securityholders.

                               LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022. Bernstein & Wasserman, LLP has served, and continues to serve, as counsel to the Representative on matters unrelated to this Offering. Certain legal matters in connection with this offering will be passed upon for the Representative by Lester Morse, P.C., 111 Great Neck Road, Great Neck, NY 11021.

                                    EXPERTS

     The financial statements of Conolog Corporation have been included herein and in the Registration Statement in reliance upon the report of Rosenberg Rich Baker Berman & Company, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                       INDEX TO THE FINANCIAL STATEMENTS
                              CONOLOG CORPORATION
                                 JULY 31, 1997

Independent Auditors' Report..........................................................................        F-2

Balance Sheets--October 31, 1997 (Unaudited) and July 31, 1997 and 1996...............................        F-3

Statements of Operations--Three Months Ended October 31, 1997 and 1996 (Unaudited) and Years Ended
  July 31, 1997, 1996 and 1995........................................................................        F-4

Statements of Stockholders' Equity (Deficiency)--Three Months Ended October 31, 1997 (Unaudited) and
  Years Ended July 31, 1997, 1996 and 1995............................................................        F-5

Statements of Cash Flows--Three Months Ended October 31, 1997 and 1996 (Unaudited) and Years Ended
  July 31, 1997, 1996 and 1995........................................................................        F-6

Notes to Financial Statements October 31, 1997 (Unaudited) and July 31, 1997, 1996 and 1995...........   F-7-F-12

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Conolog Corporation

     We have audited the accompanying balance sheets of Conolog Corporation at July 31, 1997 and 1996 and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation at July 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1997 in conformity with generally accepted accounting principles. Furthermore, it is our opinion that the schedules referred to above present fairly the information set forth therein in compliance with the applicable accounting regulation of the Securities and Exchange Commission.

                                           ROSENBERG RICH BAKER BERMAN & COMPANY

Maplewood, New Jersey
October 13, 1997,
except as to Notes 11, 12 & 13
which are dated December 11, 1997


     The financial statements have been restated due to imputed interest on unpaid officer's salaries, the effect of issuing Common Stock to certain employees and the addition to contributed capital for dividends not paid on preferred stock and the difference between negotiated and fair value of Common Stock issued in exchange for bank debt (Notes 11, 12 and 13). The primary loss per share was increased due to these transactions by $1.99 in 1997 and $.35 in 1995.

                              CONOLOG CORPORATION
                                 BALANCE SHEETS


                                                                                                   JULY 31,
                                                                            OCTOBER 31,    ------------------------
                                                                               1997           1997          1996
                                                                            -----------    ----------    ----------
                                                                            (UNAUDITED)            RESTATED
                                                                                           ------------------------
                                 ASSETS
Current assets:
    Cash.................................................................   $   178,395    $  503,217    $  178,213
                                                                            -----------    ----------    ----------
    Accounts receivable--less allowances of $6,000 and $14,000 in 1997
       and 1996, respectively............................................        48,929       109,571       304,020
                                                                            -----------    ----------    ----------
    Inventories:
         Finished goods..................................................     1,839,429     1,705,782     1,494,289
         Work-in-process.................................................       496,070       498,070       129,675
         Materials and supplies..........................................       964,546       969,940     1,313,816
                                                                            -----------    ----------    ----------
                                                                              3,300,045     3,173,792     2,937,780
    Other current assets.................................................        23,127        44,085        43,517
    Deferred offering costs..............................................       139,492       113,813            --
                                                                            -----------    ----------    ----------
                                                                              3,689,988     3,944,478     3,463,530
                                                                            -----------    ----------    ----------
Property, plant and equipment:
    Land and improvements................................................        34,523        34,524        34,524
    Building and improvements............................................       663,630       663,630       659,477
    Machinery and equipment..............................................     1,291,838     1,291,838     1,289,578
    Furniture and fixtures...............................................       336,001       336,001       330,735
                                                                            -----------    ----------    ----------
                                                                              2,325,992     2,325,993     2,314,314
    Less allowance for depreciation and amortization.....................     1,952,476     1,938,188     1,880,408
                                                                            -----------    ----------    ----------
                                                                                373,516       387,805       433,906
                                                                            -----------    ----------    ----------
Other assets.............................................................         7,469         7,469        30,398
                                                                            -----------    ----------    ----------
         Total assets....................................................     4,070,973    $4,339,752    $3,927,834
                                                                            -----------    ----------    ----------
                                                                            -----------    ----------    ----------

                               LIABILITIES
Current liabilities:
    Note payable--bank...................................................            --    $       --    $1,012,500
    Notes payable--other.................................................       916,235       916,235            --
    Accounts payable.....................................................       113,037       188,510       280,629

    Accrued payroll......................................................        19,467        15,645        39,811
    Accrued interest.....................................................        30,682        17,374        64,699
    Bridge loan..........................................................       200,000       200,000            --
    Other accrued expenses...............................................       110,351       146,791       115,723
    Current maturities of capitalized lease obligations..................         3,003         3,802        33,282
                                                                            -----------    ----------    ----------
         Total current liabilities.......................................     1,392,775     1,488,357     1,546,644
                                                                            -----------    ----------    ----------
Other liabilities:
    Capitalized lease obligations, less current maturities...............            --            --         4,973
                                                                            -----------    ----------    ----------
Stockholders' Equity
    Preferred Stock, par value $.50; Series A; 4% cumulative; 162,000
       shares authorized; 155,000 shares issued and outstanding..........        77,500        77,500        77,500
    Preferred Stock, par value $.50; Series B; $.90 cumulative; 50,000 shares authorized; issued and outstanding 1,197 shares in 1997 and
       1,197 in 1996.....................................................           597           597           597
    Common Stock, par value $1.00; 20,000,000 shares authorized; issued
       2,816,126 shares at October 31, 1997, 2,803,473 shares in 1997 and
       1,035,186 in 1996, including 8,776 shares held in Treasury........     2,816,126     2,803,473     1,035,186
Contributed Capital......................................................     7,022,400     7,034,008     4,512,204
Retained Earnings (Deficit)..............................................    (7,106,691)   (6,932,449)   (3,117,536)
Treasury Shares at Cost..................................................      (131,734)     (131,734)     (131,734)
                                                                            -----------    ----------    ----------
         Total Stockholders' Equity......................................     2,678,198     2,851,395     2,376,217
                                                                            -----------    ----------    ----------
         TOTAL LIABILITIES & STOCKHOLDERS' EQUITY........................   $ 4,070,973    $4,339,752    $3,927,834
                                                                            -----------    ----------    ----------
                                                                            -----------    ----------    ----------


                     See notes to the financial statements.

                              CONOLOG CORPORATION
                            STATEMENTS OF OPERATIONS


                                                     THREE MONTHS ENDED
                                                        OCTOBER 31,                 YEAR ENDED JULY 31,
                                                    --------------------   -------------------------------------
                                                      1997        1996        1997          1996         1995
                                                    ---------   --------   -----------   ----------   ----------
                                                                                         RESTATED
                                                        (UNAUDITED)        -------------------------------------

Sales and other income............................  $ 113,327    418,734     1,123,390   $1,924,466   $2,090,933
                                                    ---------   --------   -----------   ----------   ----------

Costs and expenses:

     Cost of products sold........................    113,527    259,271       917,379    1,242,001    1,270,771

     Selling, general and administrative..........    158,507    177,034     2,054,630      946,954      916,016

     Interest.....................................     13,350     25,676        82,932      133,652      277,440

     Write-off of obsolete or excess inventories..         --         --        28,101       50,281      656,248
                                                    ---------   --------   -----------   ----------   ----------

                                                      285,384    461,981     3,083,042    2,372,888    3,120,475
                                                    ---------   --------   -----------   ----------   ----------

Loss before income taxes and extraordinary
  items...........................................   (172,057)   (43,247)   (1,959,652)    (448,422)  (1,029,542)

Income taxes (benefit)............................      1,141          0        10,084          200     (492,252)
                                                    ---------   --------   -----------   ----------   ----------

Net loss before extraordinary items...............   (173,198)   (43,247)   (1,969,736)    (448,622)    (537,290)

Extraordinary item................................         --         --    (1,841,000)     740,376           --
                                                    ---------   --------   -----------   ----------   ----------

Net income (loss).................................  $(173,198)  $(43,247)  $(3,810,736)  $  291,754   $ (537,290)
                                                    ---------   --------   -----------   ----------   ----------
                                                    ---------   --------   -----------   ----------   ----------

(Loss) from continuing operations per share.......  $    (.06)  $   (.04)  $     (1.24)  $     (.43)  $   (12.36)
                                                    ---------   --------   -----------   ----------   ----------
                                                    ---------   --------   -----------   ----------   ----------


Net income (loss) after extraordinary items per
  share...........................................         --         --   $     (2.41)  $      .28   $   (12.36)
                                                    ---------   --------   -----------   ----------   ----------
                                                    ---------   --------   -----------   ----------   ----------

Net income (loss) per share--primary..............  $    (.06)  $   (.04)  $     (2.41)  $      .28   $   (12.36)
                                                    ---------   --------   -----------   ----------   ----------
                                                    ---------   --------   -----------   ----------   ----------

                            --Fully diluted.......  $    (.06)  $   (.04)  $     (2.41)  $      .25   $   (12.36)
                                                    ---------   --------   -----------   ----------   ----------
                                                    ---------   --------   -----------   ----------   ----------


                     See notes to the financial statements.

                              CONOLOG CORPORATION
                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                    RESTATED



                                                                 SERIES A     SERIES B
                                                                 PREFERRED    PREFERRED      COMMON      CONTRIBUTED
                                                                   STOCK        STOCK        STOCK         CAPITAL
                                                                 ---------    ---------    ----------    -----------
Balance at July 31, 1994......................................    $77,500     $  10,661    $   52,239    $   952,994
Prior period adjustment.......................................         --            --            --             --
     Net loss for the year....................................         --            --            --             --
Dividends.....................................................         --            --            --        500,779
                                                                 ---------    ---------    ----------    -----------
Balance at July 31, 1995......................................     77,500        10,661        52,239      1,453,773
Public stock offering.........................................         --       (10,064)      982,947      3,448,642
     Net income for the year..................................         --            --            --             --
Dividends.....................................................         --            --            --       (390,211)
                                                                 ---------    ---------    ----------    -----------
Balance at July 31, 1996......................................     77,500           597     1,035,186      4,512,204
Debt to equity conversion.....................................         --            --     1,408,787      1,563,377
Additional shares issued to employees.........................         --            --       359,500        954,250
     Net loss for the year....................................         --            --            --             --
Dividends.....................................................         --            --            --          4,177
                                                                 ---------    ---------    ----------    -----------
Balance at July 31, 1997......................................     77,500           597     2,803,473      7,034,008
Transfer agent adjustment.....................................         --            --        12,653        (12,653)
     Net loss for three months................................         --            --            --             --
Dividends.....................................................         --            --            --          1,045
                                                                 ---------    ---------    ----------    -----------
Balance at Oct. 31, 1997......................................    $77,500     $     597    $2,816,126    $ 7,022,400
                                                                 ---------    ---------    ----------    -----------
                                                                 ---------    ---------    ----------    -----------



                                                                                                         TOTAL
                                                                           RETAINED                   STOCKHOLDERS'
                                                                           EARNINGS      TREASURY        EQUITY
                                                                           (DEFICIT)       STOCK      (DEFICIENCY)
                                                                          -----------    ---------    ------------
Balance at July 31, 1994...............................................   $(2,383,794)   $(131,734)   $ (1,422,134)
Prior period adjustment................................................        18,949           --          18,949
     Net loss for the year.............................................      (537,290)          --        (537,290)

Dividends..............................................................      (500,779)          --              --
                                                                          -----------    ---------    ------------
Balance at July 31, 1995...............................................    (3,402,914)    (131,734)     (1,940,475)
Public stock offering..................................................            --           --       4,421,525
     Net income for the year...........................................       291,754           --         291,754
Dividends..............................................................        (6,376)          --        (396,587)
                                                                          -----------    ---------    ------------
Balance at July 31, 1996...............................................    (3,117,536)    (131,734)      2,376,217
Debt to equity conversion..............................................            --           --       2,972,164
Additional shares issued to employees..................................            --           --       1,313,750
     Net loss for the year.............................................    (3,810,736)          --      (3,810,736)
Dividends..............................................................        (4,177)          --              --
                                                                          -----------    ---------    ------------
Balance at July 31, 1997...............................................   $(6,932,449)   $(131,734)   $  2,851,395
     Net loss for three months.........................................      (173,198)                    (173,198)
Dividends..............................................................        (1,044)                          --
                                                                          -----------    ---------    ------------
Balance at October 31, 1997............................................    (7,106,691)    (131,734)      2,678,197
                                                                          -----------    ---------    ------------
                                                                          -----------    ---------    ------------


                     See notes to the financial statements.

                              CONOLOG CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                         THREE MONTHS ENDED
                                                             OCTOBER 31,                 YEAR ENDED JULY 31,
                                                        ---------------------   -------------------------------------
                                                          1997        1996         1997          1996         1995
                                                        ---------   ---------   -----------   -----------   ---------
                                                                                              RESTATED
                                                             (UNAUDITED)        -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss).................................   (173,198)    (43,247)  $(3,810,736)  $   291,754   $(537,290)
    Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
         Debt retirement cost.........................                            1,841,000            --          --
         Prior period adjustment......................                                   --            --      18,949
         Common stock base compensation...............                            1,313,750            --          --
         Deferred income taxes........................                                   --       492,352    (492,352)
         Depreciation and amortization................     14,289      14,287        57,781        64,994      60,396
         Gain on disposition of equipment.............                                   --        (3,420)         --
         Provision for losses on accounts
           receivables................................                               (8,000)        9,000          --
         (Increase) Decrease in Operating Assets:
             Accounts receivable......................     60,642     120,338       202,449      (141,479)     74,529
             Inventories..............................   (126,253)    (29,512)     (236,012)     (339,653)    392,058
             Other current assets.....................     20,958      23,127          (568)      (17,834)     (3,394)
         Increase (Decrease) in Operating Liabilities
             Accounts payable.........................    (75,473)   (135,581)      (92,119)       (7,001)     12,330
             Accrued expenses and other liabilities...    (19,310)     42,729        78,241    (1,066,379)    413,781
                                                        ---------   ---------   -----------   -----------   ---------
NET CASH (USED) BY OPERATING ACTIVITIES...............   (298,345)     (7,859)     (654,214)     (717,666)    (60,993)
                                                        ---------   ---------   -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and equipment.........                 (9,684)      (11,680)      (43,163)    (19,625)
    Proceeds from sale of equipment...................                                   --        18,666          --
                                                                    ---------   -----------   -----------   ---------
NET CASH USED IN INVESTING ACTIVITIES.................         --      (9,684)      (11,680)      (24,497)    (19,625)
                                                        ---------   ---------   -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Deferred offering costs...........................    (25,678)                 (113,813)       86,154     (86,154)
    Increase from public stock offering...............                                   --     4,421,525          --
    Proceeds from borrowings..........................                              916,235            --          --
    Increase (Decrease) in bridge loan................                              200,000      (200,000)    200,000
    Repayments of long-term borrowings................       (799)    (25,150)      (34,453)   (2,836,008)    (38,681)
    (Increase) reductions in other assets.............                               22,929       (20,580)        325
    Dividends paid....................................                                   --      (396,587)         --
    Increase (decrease) in due to officers............                                   --      (161,705)     17,302
                                                        ---------   ---------   -----------   -----------   ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES.............    (26,477)    (25,150)      990,898       892,799      92,792
                                                        ---------   ---------   -----------   -----------   ---------
NET INCREASE (DECREASE) IN CASH.......................   (324,822)    (42,693)      325,004       150,636      12,174
CASH AT BEGINNING OF PERIOD...........................    503,217     178,213       178,213        27,577      15,403
                                                        ---------   ---------   -----------   -----------   ---------
CASH AT END OF PERIOD.................................    178,395     135,520   $   503,217   $   178,213   $  27,577
                                                        ---------   ---------   -----------   -----------   ---------
                                                        ---------   ---------   -----------   -----------   ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  CASH PAID DURING THE YEAR FOR:
    Interest paid.....................................  $       0   $   1,246   $    77,349   $   772,773   $ 102,816
    Taxes paid........................................  $   1,141   $       0   $    10,084   $       125   $      50
SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
    Capitalized lease obligations incurred for use of
      equipment.......................................                          $        --   $        --   $  56,550
    Additional common stock was issued upon conversion
      of $1,131,164 of long-term debt, accrued
      interest payable.


                     See notes to the financial statements.

                              CONOLOG CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of Business

     The principal business activity of Conolog Corporation (the 'Company') is the design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies and various branches of the military.

  Revenue Recognition

     Sales are recognized when the products are shipped. Sales under certain fixed-price-type contracts, where progress payments are received, are recognized when work is performed, under the percentage-of-completion method, in accordance with Statement of Position 81-1, Accounting for Performance of Construction Type and Certain Production-Type contracts.

  Inventories

     Inventories are stated principally at average cost which is not in excess of market.

  Property, Plant and Equipment

     Property, plant and equipment are carried at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets.

  Income (Loss) Per Share of Common Stock

     Income (loss) per share of common stock is computed by dividing net earnings (loss) (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The effect of assuming the exchange of the Series A Preferred Stock and Series B Preferred Stock in 1997 and 1995 would be anti-dilutive.

  Income Taxes

     Deferred income taxes have been provided for in accordance with Statement No. 109 of the Financial Accounting Standards Board. Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the timing differences are expected to reverse.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              CONOLOG CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

(2)  WRITE-OFF OF OBSOLETE OR EXCESS INVENTORIES:

     During 1997, the Company recorded a write-off of obsolete or excess inventories of $28,101. During 1996 and 1995, the Company recorded a write-off of obsolete or excess inventories of $50,281 and $656,248, respectively.

     The inventory written off was military related. In management's opinion these items will not be reordered in the foreseeable future.

(3)  NOTES PAYABLE--BANK:

     On September 11, 1996, the Company entered into an allonge agreement with the bank whereby the bank may at any time before April 15, 1997 convert the then unpaid amount of principal and interest due under the Amended and Restated Term Note dated as of August 2, 1995 in the original principal amount of $1,025,000 into 1,400,000 shares of the Company's Common Stock (the 'Notes Shares').

     On September 12, 1996 the bank entered into an option and purchase, sale and assignment agreement (the 'Option Agreement') with CNL Holdings, Inc. (CNL) whereby the bank would sell the Note Shares referred to above, along with the 375,000 common shares of the Company it currently owns (the 'Bank Shares') for $1,500,000 to CNL.

     On September 12, 1996 CNL entered into an agreement with the Company whereby the Company would use its best efforts to file a Registration Statement with the Securities and Exchange Commission covering the 375,000 Bank Shares and the 1,400,000 Note Shares (collectively the 'Acquired Shares'). Such Registration Statement shall be declared effective as soon as possible after the filing thereof, and kept current and effective for a period of two years or until such time as all shares registered pursuant therewith have been sold or otherwise transferred. The proceeds of the sale of the Acquired Shares shall be applied as follows: The first $1,500,000 shall be paid to reimburse CNL for payments made to the bank pursuant to the Option Agreement. Fifty percent of the balance of the proceeds, not to exceed $2,500,000, shall be loaned to the Company by CNL. The balance of the proceeds belong to CNL. The amounts loaned by CNL to the Company shall be evidenced by notes which shall be due twelve months after making such loan and shall bear interest at the rate of 4% per annum. At maturity of the loans, the Company will have the option to repay the loan balance and accrued interest by issuing a new Series C Preferred Stock (the 'Preferred Stock') valued at $5.00 per share. The Preferred Stock will be non-voting and will carry a cumulative dividend of 8% per annum, which may be payable by the issuance of shares of common stock valued at $5.00 per share up to a maximum of 40,000 shares per annum.

     On January 31, 1997, the Bank and Conolog entered into Amendment No. 1 to the Option and Purchase, Sale and Assignment Agreement dated September 12, 1996. The amended Option Agreement now provides that on or before February 5, 1997, CNL will purchase from the Bank for an aggregate purchase price of $600,000, no less than (i) 133,333 shares of Common Stock for $399,999, subject to the approval of IAR Securities Corp. and (ii) $200,001 of the Debt Claim represented by the note. CNL thereafter may exercise the remainder of the option on or before April 15, 1997. In addition, CNL may purchase from the Bank additional shares of Common Stock owned by the Bank at the price of $3.00 per share and portions of the Debt Claim from time to time. On February 3, 1997, CNL paid the Bank $600,000 consummating the purchase of the above 200,000 shares. On January 31, 1997, $200,001 of the Debt to the Bank was adjusted resulting in all accrued interest in the amount of $106,298 being reduced and the remaining being applied to principal.

     On March 26, 1997, CNL completed the exercise of the 'Option Agreement' with the Bank effectively eliminating all debts and liens with the Bank.

                              CONOLOG CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

(4)  NOTES PAYABLE--OTHER:

     CNL Holdings, Inc. loaned the Company $916,235. The notes will be due during the fiscal year July 31, 1998 and shall bear interest at the rate of 4% per annum. The loans are payable in cash or Series C Preferred Stock, at the Company's option at $5.00 per share. Interest is payable in Common Stock up to a maximum of 40,000 shares per annum.

     There is no relationship between CNL Holdings and the Company except as specifically detailed above.

(5)  BRIDGE LOAN:

     The Company received $200,000 in net proceeds from several investors in a private placement. Each investor received two (2) Promissory Notes. Promissory Notes (the 'Final Note') totaling $150,000 are due and payable on the earlier of January 31, 1999 or the closing of the Company's next public offering. The Second Convertible Note (the 'Second Note'), totaling $50,000 plus accrued interest is payable on the earlier of January 31, 1999 or the closing of the Company's next public offering, or convertible at the time the next Registration Statement is declared effective by the Securities and Exchange Commission and at the option of the selling security holders into a total of 1.2 million Class A Warrants. Each Class A Warrant contained in the Second Note is identical to the Company's currently outstanding Class A Warrants.


     The Company has granted the lenders a security interest in its property located at 5 Columbia Road, Somerville, NJ (collateral).

(6)  LEASES:

     The Company leases automobiles, machinery and equipment, and furniture and fixtures under leases which expire over the next three years. The rental payments are based on minimum rentals and charges for mileage in excess of specified amounts for the automobiles. The leases for machinery and equipment and furniture and fixtures contain a bargain purchase option exercisable after the initial lease term.

     Property, plant and equipment include the following amounts for leases that have been capitalized:

                                                                                         JULY 31,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Machinery and equipment.........................................................   $303,574    $303,574
Less allowance for amortization.................................................    273,538     263,832
                                                                                   --------    --------
                                                                                   $ 30,036    $ 39,742
                                                                                   --------    --------
                                                                                   --------    --------

     Lease amortization is included in depreciation expense.

     Future minimum payments, by year and in the aggregate, under capital leases consisted of the following as of July 31, 1997:

                                                                                         1998
                                                                                        ------
Total minimum lease payments.........................................................   $4,208
Less amounts representing interest...................................................      406
                                                                                        ------
Present value of net minimum lease payments..........................................    3,802
Less, current maturities of capitalized lease obligations............................    3,802
                                                                                        ------
Long-term capitalized lease obligations..............................................   $    0
                                                                                        ------
                                                                                        ------

                              CONOLOG CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

     The Company leases various equipment under noncancellable operating leases expiring through July 2000. Future minimum rental payments under the above leases are as follows:

Year ended July 31,
1998...........................................................   $ 4,808
1999...........................................................     4,808
2000...........................................................     4,808
                                                                  -------
                                                                  $14,424
                                                                  -------
                                                                  -------

     Total rental expense for all operating leases of the Company amounted to approximately $7,659, $10,353 and $11,447 during the years ended July 31, 1997, 1996 and 1995, respectively.

(7)  CAPITAL STOCK:

     The Series A Preferred Stock provides 4% ($.02 per share) cumulative dividends, which were $86,800 in arrears at July 31, 1997. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $1,200 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

     The Series B Preferred Stock provides cumulative dividends of $.90 per share which were $27,945 in arrears at July 31, 1997. In addition, each five shares of Series B Preferred Stock is convertible into 1 share of Common Stock. The Company may redeem the Series B Preferred Stock at $15 per share plus accrued and unpaid dividends.

     The Company has reserved 155,392 shares of Common Stock for Series A and B Preferred Stock.

(8)  EXTRAORDINARY ITEM:

     On August 16, 1995 the Company's Bank debt was restructured resulting in debt forgiveness of $1,232,728. This created a deferred tax asset at July 31, 1995 of $492,352. When the debt forgiveness occurred, the Company wrote off its deferred tax asset against the forgiveness of debt, resulting in extraordinary income of $740,376.

     The cost of debt retirement (see note 13) of $1,841,000, which occured in 1997, is considered an extraordinary item with no tax effect due to the non-deductibility of this expense.


(9)  INCOME TAXES:

     Income taxes are comprised of the following:

                                                            OCT 31,                  JULY 31,
                                                        ---------------    ----------------------------
                                                         1997      1996     1997      1996      1995
                                                        -------    ----    -------    ----    ---------
                                                        UNAUDITED
Deferred income taxes (benefit)......................        --      --    $    --    $ --    $(492,352)
Current income taxes:
     Federal.........................................       941      --      9,884      --           --
     State...........................................       200      --        200     200          100
                                                        -------    ----    -------    ----    ---------
                                                          1,141      --    $10,084    $200    $(492,252)
                                                        -------    ----    -------    ----    ---------
                                                        -------    ----    -------    ----    ---------

     Taxable income differs from financial statement income due to the effect of non-deductible permanent tax differences. These permanent tax differences include officer's life insurance premiums and non-deductible entertainment expenses.

                              CONOLOG CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

     At July 31, 1997 the Company has a net operating loss carryforward of approximately $3,966,750 for financial reporting purposes and approximately $2,443,000 for tax purposes which is available to offset future Federal taxable income. For Federal purposes, $253,000 of the carryforward expires in 2008, $1,232,000 expires in 2009 and $957,000 expires in 2010. For state purposes the carryforward is approximately $1,604,000; $706,000 expires in in 2001 and $898,000 expires in 2002. Also, at July 31, 1997 the Company has unused tax credits available of approximately $103,300 of which $12,100 expires in 2000, $26,300 in 2001 and $64,900 in 2002.

     The above net operating loss created a deferred tax asset that has been fully reserved. The amount is $1,329,286.

(10)  MAJOR CUSTOMERS AND EXPORT SALES:

     The following summarizes sales to major customers (each 10% or more of net sales) by the Company:


                                                                   SALES TO        NUMBER OF    PERCENTAGE
Year ended:                                                     MAJOR CUSTOMERS    CUSTOMERS     OF TOTAL
                                                                ---------------    ---------    ----------
1997.........................................................      $ 625,134           3            57
1996.........................................................        401,840           1            21
1995.........................................................        424,849           1            20

     During 1997 the Company had no export sales. During 1996 the Company had export sales of $401,840 and none in 1995.

(11)  ACCRUED PAYROLL:

     At July 31, 1995 the Company had accrued payroll to an officer in the amount of $492,775. During the year ended July 31, 1996 this amount was paid down by a cash payment of $150,000 and $309,109 which was converted into Common Stock. The Company made an adjustment in the amount of $55,691 for discounted payroll/imputed interest. This amount was adjusted as follows:

Prior Period...................................................   $47,183
7/31/95........................................................     8,508
                                                                  -------
                                                                  $55,691
                                                                  -------
                                                                  -------

     On the above accrued payroll the Company made an adjustment for imputed interest. The adjustment was as follows:

Prior Period...................................................   $28,234
7/31/95........................................................    23,754
7/31/96........................................................     1,797
7/31/97........................................................     1,906
                                                                  -------
                                                                  $55,691
                                                                  -------
                                                                  -------

(12)  COMMON STOCK ISSUED TO EMPLOYEES

     At July 31, 1997 the Company issued 359,500 shares of Common Stock to eight employees. Two employees sold 4,500 shares of Common Stock and $18,000 was charged to salary expense. An adjustment was made to record compensation as employees did not pay for the stock. The fair value of the stock used at the time was $1,295,750 ($3.65 per share). The effect on income was an increase in the loss by $1,295,750 or .80 per share and a corresponding increase in net operating loss carry-forward for financial reporting purposes.

                              CONOLOG CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

(13)  CONTRIBUTED CAPITAL

     During the years additional capital was contributed through the accrual of unpaid dividends on Preferred Stock, and dividends which were not paid were considered as contributed capital and amounted to $114,745 through July 31, 1997.

     In addition to the above, during the year January 31, 1997, the Bank converted 1,400,000 shares of Common Stock it was holding using a value negotiated between Conolog and the Bank. The difference between the fair value and the negotiated value was $1.315 and was considered to be contributed capital and an extraordinary expense called Debt Retirement Cost (see footnote, Extraordinary Item). The total value placed upon this transaction was $1,841,000 (1,400,000 x $1.315). The effect on primary loss per share was an increase of $1.16.

(14)  SUBSEQUENT EVENTS:

     On September 12, 1997 the Company filed a Registration Statement (S-1) with the Securities and Exchange Commission. This Statement covers the primary offering of securities by the Company and the offering of other securities by certain selling security holders. The Company is registering, under the primary prospectus 805,000 Units, each unit consisting of one (1) share of Common Stock and four (4) Class A Warrants. The selling security holders are registering under an alternate prospectus 1,200,000 Class A Warrants.

     At October 31, 1997 all costs associated with this offering were deferred. These costs will be deducted from the proceeds from the sale of stock.

================================================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     4
The Offering...................................     6
Summary Financial Information..................     8
Risk Factors...................................     9
Use Of Proceeds................................    16
Capitalization.................................    17
Bridge Financing...............................    17
Dividends......................................    18
Dilution.......................................    18
Selected Financial Information.................    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    20
Market Price for Securities....................    28
Business.......................................    29
Management.....................................    38
Certain Relationships and Related
  Transactions.................................    41
Principal Shareholders.........................    42
Description of Securities......................    42
Shares Available for Future Sales..............    45
Underwriting...................................    45
Selling Securityholders........................    48
Legal Proceedings..............................    49
Legal Matters..................................    49
Experts........................................    49
Financial Statements...........................   F-1

                            ------------------------

     UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================


                                 700,000 UNITS



                              CONOLOG CORPORATION


                            ------------------------
                                   PROSPECTUS
                            ------------------------


                              IAR SECURITIES CORP.
                               VTR CAPITAL, INC.



                                            , 1998

================================================================================

              SUBJECT TO COMPLETION, DATED                 , 1998
PROSPECTUS

                              CONOLOG CORPORATION

                1,200,000 CLASS A COMMON STOCK PURCHASE WARRANTS

     The securities offered hereby consist of 1,200,000 Class A Common Stock Purchase Warrants ('Class A Warrants'), of Conolog Corporation, a Delaware corporation ('Conolog' or the 'Company') which have been issued to certain non-affiliated persons (the 'Selling Securityholders'). Each Class A Warrant entitles the holder to purchase one share of the Company's Common Stock, at an exercise price of $6.00, subject to adjustment, at any time through August 30, 2002. The Class A Warrants are subject to redemption by the Company commencing the earlier of (i) 24 months from the date of this Prospectus or (ii) 12 months from the date of this Prospectus, with the consent of IAR Securities Corp., on not less than 30 days' notice at $.05 per Warrant, provided the average closing price of the Common Stock for 20 consecutive trading days ending within 15 days prior to the notice exceeds $7.20 per share. See 'Description of Securities.'

     The Class A Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholders or their transferees. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees may be paid by the Selling Securityholders in connection with sales of such securities.

     On the date hereof the Company commenced a public offering of 700,000 Units, each Unit consisting of one (1) share of Common Stock and four (4) Class A Warrants. See 'Concurrent Sales.'

     The Company will not receive any of the proceeds for the sale of securities by the Selling Securityholders. All costs incurred in the registration of the securities of the Selling Securityholders are being borne by the Company. See 'Selling Securityholders.'


     The Company's Common Stock and Class A Warrants are currently trading on
the Nasdaq SmallCap Market ('Nasdaq'). On                     , 1998, the
closing price for the Common Stock and Class A Warrants were $       and
$       , respectively.


                           ------------------------

   AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF
      RISK. AN INVESTMENT IN THESE SECURITIES SHOULD BE CONSIDERED ONLY

           BY THOSE PERSONS CAPABLE OF SUSTAINING THE LOSS OF THEIR
              ENTIRE INVESTMENT. SEE 'RISK FACTORS' WHICH BEGIN
                          ON PAGE 9 AND 'DILUTION.'

                           ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS            , 1998

                                    ALT-1
upon the exercise of such Class A Warrant; (d) solicitation of the exercise is not in violation of Regulation M of the Exchange Act; and (e) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, the Representative will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Company's Securities for the period up to five business days prior to any solicitation of the exercise of any Class A Warrant until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee for the exercise of the Class A Warrants following such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's Securities during certain periods while the Warrants are exercisable.

                                CONCURRENT SALES

     On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering (the 'Offering') of securities by the Company was declared effective by the Securities and Exchange Commission ('SEC'), and the Company commenced the sale of the securities offered thereby. The securities consist of 700,000 Units, each unit consisting of one (1) share of Common Stock and (4) Class A Warrants (without giving effect to the Over-Allotment Option granted to the Representative of the Offering). Sales of securities under this Prospectus by the Selling Securityholders or even the potential of such sales may have an adverse effect on the market price of the Company's securities.

                            SELLING SECURITYHOLDERS

     This registration statement, of which this Prospectus forms a part, also covers the registration of 1,200,000 Class A Warrants. All of such securities are expected to become tradeable on or about the date of this Prospectus. Sales of the Class A Warrants being offered by the Selling Securityholders hereby or the Common Stock underlying the Class A Warrants or even the potential of such sales, would likely have an adverse effect on the market prices of the securities being offered for sale by the Company.

     The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Securityholder and by all Selling Securityholders as a group prior to this Offering and after this Offering, assuming all of the Class A Warrants owned by the Selling Securityholders are sold.


                                                                                CLASS A            PERCENT OF CLASS A
                                                                            WARRANTS OWNED           WARRANTS OWNED
                                                                         ---------------------    --------------------
                                                                         PRIOR TO      AFTER      PRIOR TO     AFTER
                                                                         OFFERING     OFFERING    OFFERING    OFFERING
                                                                         ---------    --------    --------    --------
Name of Beneficial Owner
Ekistics, Inc.(1).....................................................     300,000        0         12.84%       0%
Blue Star Group Investment, Ltd(2)....................................     696,000        0         29.80%       0%
James Solakian........................................................     120,000        0          5.14%       0%
Bruce Ungerleider.....................................................      30,000        0          1.28%       0%
Harold Yordy..........................................................      27,000        0          1.16%       0%
Michael Yordy.........................................................      27,000        0          1.16%       0%
  Total...............................................................   1,200,000        0         51.37%       0%

------------------

(1) The beneficial owners of such entity are Gregory Roberts and Noel Roberts.

(2) Blue Star Group Investments, Ltd. is a corporation organized under the laws of the British Virgin Islands. George Zahalan is the sole officer and director of Blue Star Group Investments, Ltd. The sole shareholder of Blue Star Group Investments, Ltd. is Med Trust Company Limited as trustee of a trust, the grantor of which is David Meridor and whose beneficiaries are members of the Meridor family.

     None of the Selling Securityholders are affiliated with the Company in any capacity, has had any business relationship with the Company at any time nor owned any of the Company's Common Stock beneficially or of record prior to this Offering (other than Mr. Solakian who is the owner of 107,250 shares of Common Stock).

     The securities offered thereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions,

                                     ALT-46
privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed 'underwriters' within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     Under the Exchange Act, and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by the Selling Securityholders may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable 'cooling off' period (up to 5 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchase and sales of such securities by the Selling Securityholders.

                              PLAN OF DISTRIBUTION

     The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, including the Representative, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed 'underwriters' within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time of particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholder and the discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                               LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the

Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022. Bernstein & Wasserman, LLP has served, and continues to serve, as counsel to the Representative on matters unrelated to this Offering. Certain legal matters in connection with this offering will be passed upon for the Representative by Lester Morse, P.C., 111 Great Neck Road, Great Neck, NY 11021.

                                    EXPERTS

     The financial statements of Conolog Corporation have been included herein and in the Registration Statement in reliance upon the report of Rosenberg Rich Baker Berman & Company, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                     ALT-47

================================================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     4
The Offering...................................     6
Summary Financial Information..................     8
Risk Factors...................................     9
Use of Proceeds of Company Offering............    15
Capitalization.................................    16
Bridge Financing...............................    16
Dividends......................................    17
Selected Financial Information.................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    19
Market Price for Securities....................    27
Business.......................................    28
Management.....................................    37
Certain Relationships and Related
  Transactions.................................    40
Principal Shareholders.........................    41
Description of Securities......................    41
Shares Available for Future Sales..............    44
Concurrent Sales...............................    46
Selling Securityholders........................    46
Plan of Distribution...........................    47
Legal Proceedings..............................    47
Legal Matters..................................    47
Experts........................................    47
Financial Statements...........................   F-1

                            ------------------------


================================================================================


================================================================================
                                                                       ALTERNATE

                                   1,200,000
                                CLASS A WARRANTS

                              CONOLOG CORPORATION

                            ------------------------
                                   PROSPECTUS
                            ------------------------



                                            , 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering are as follows:

SEC filing fee.............................................   $ 10,280.66
Nasdaq filing fee..........................................      7,500.00
NASD filing fee............................................      3,776.50
Printing and engraving*....................................     40,000.00
Transfer Agent Fees*.......................................      2,500.00
Legal fees and expenses*...................................     90,000.00
Accounting fees and expenses*..............................     25,000.00
Blue Sky fees and expenses*................................     30,000.00
Miscellaneous expenses*....................................     15,942.84
                                                              -----------
     Total.................................................   $225,000.00
                                                              -----------
                                                              -----------

------------------
* Indicates expenses that have been estimated for the purpose of filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification is provided for in Article Eighth of the Company's Certificate of Incorporation and such provisions are incorporated herein by reference.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

     Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Act') may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     There were no underwriting discounts and commissions paid in connection with the issuance of any shares of Common Stock within the last three (3) years prior to the date of this Registration Statement other than those paid to I.A. Rabinowitz & Co., the underwriter of the August 1995 Offering.

     On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 shares of Common Stock (3,872 post-split shares).

     On August 16, 1995, $381,533 of the $420,179 of accrued dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,306 shares of Common Stock and the remaining dividends due to such holders (Messrs. Benou and Havasy, officers and directors of the Company) were waived.

     On August 16, 1995, accrued salaries of $309,109 owed by the Company to Mr. Benou (President and Director) were converted into 61,822 shares of Common Stock.

     On August 16, 1995, Chase Manhattan Bank converted approximately $3,000,000 of debt into 375,000 shares of Common Stock.

     Each of the foregoing transactions was exempt from registration under
Section 4(2) of the Act as transactions by an issuer not involving a public offering (as such sales were made to officers, directors or lenders of the Company). In each case the offering was only made to a limited number of offerees, all of whom had a long standing close relationship to the issuer, and was effected by direct negotiation with the issuer.

     In December 1996 and January 1997, the Company obtained bridge financing in the aggregate amount of $200,000. In exchange for making the loans to the Company, each lender received two (2) promissory notes (the 'Bridge Notes'). The holders of the Bridge Notes are the individuals identified in this Prospectus as 'Selling Securityholders', to wit, Ekistics, Inc.--$50,000; James Solakian--$20,000; Bruce Ungerleider--$5,000; Harold Yordy--$4,500; Michael Yordy--$4,500; and Blue Star Group Investment, Ltd. $116,000. Certain Bridge Notes are in the aggregate principal amount of $150,000 (the 'Principal Bridge

Notes') and the other Bridge Notes are in the aggregate principal amount of $50,000 (the 'Convertible Bridge Notes'). Each of the Bridge Notes bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) January 31, 1999 or (ii) the date on which this offering closes. The Convertible Bridge Notes are convertible into a total of 1,200,000 Class A Warrants. Each Class A Warrant contained in the Convertible Bridge Notes is identical to the Class A Warrants offered hereby. See 'Bridge Financing.' The foregoing transaction was exempt from registration under Section 4(2) of the Act as a transaction by an issuer not involving a public offering. The offering was only made to a limited number of offerees, the offering was relatively small and was effected by direct negotiation with the issuer.

     In September 1997, the Company issued 360,000 shares of Common Stock to eight individuals, all of whom are employees of the Company, as follows: Robert Benou (200,000), Arpad Havasy (50,000), Marc Benou (50,000), Thomas Fogg (25,000), Dina Stellwagen (20,000), Louis Massad (10,000), Mary Ann Edwards (2,500) and Albert S. Lenhardt (2,000). The foregoing transaction was exempt from registration under Section 4(2) of the Act as a transaction by an issuer not involving a public offering. The offering was only made to a limited number of offerees, all of whom had an employer-employee relationship with the issuer, and involved no investment decision on behalf of such employees.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
------         -----------------------------------------------------------------------------------------------------
  1  (aa)+      --   Form of Underwriting Agreement.
  1  (b)(b)+    --   Form of Selected Dealer Agreement.
  3  (a)        --   Certificate of Incorporation--incorporated by reference to the Registrant's Exhibit 3.01 to
                     Registration Statement on Form S-1 (File No. 2-31302).
     (b)        --   Certificate of Amendment of Certificate of Incorporation--incorporated by reference to Exhibit
                     3.02 to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).
     (c)        --   Certificate of Amendment of Certificate of Incorporation incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K for July 1971.
     (d)        --   Certificate of Ownership and Merger with respect to the merger of Data Sciences (Maryland) into the Registrant and the change of Registrant's name from 'Data Sciences Incorporated' to 'DSI
                     Systems, Inc.'--incorporated by reference to Exhibit 3.03(a) to the Registrant's Registration
                     Statement on Form S-1 (File No. 2-31302).
     (e)        --   Certificate of the Designation, Preferences and Relative, Participating, Option or Other
                     Special Rights and Qualifications, Limitations or Restrictions thereof of the Series A
                     Preferred Stock (par value $.50) of DSI Systems, Inc.--incorporated by reference to Exhibit
                     3.04 to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
------         -----------------------------------------------------------------------------------------------------
     (f)        --   Certificate of the Designation, Preferences and Relative, Participating, Option or Other
                     Special Rights and Qualifications, Limitations or Restrictions thereof of the Series B
                     Preferred Stock (par value $.50) of DSI Systems, Inc.--incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K for November 1972.
     (g)        --   Certificate of Ownership and Merger respecting merger of Conolog Corporation into the
                     Registrant and the changing of the Registrant's name from 'DSI Systems, Inc.' to 'Conolog
                     Corporation'--incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form
                     8-K for June 1975.
     (h)        --   Amended By-Laws--incorporated by reference to Exhibit 3(h) to the Registrant's Annual Report on
                     Form 10-K for the fiscal year ended July 31, 1981.
     (i)++      --   Certificate of Amendment of Certificate of Incorporation filed August 17, 1995.
     (j)++      --   Certificate of Amendment of Certificate of Incorporation filed November 19, 1997.
  4  (a)**      --   Specimen Certificate for shares of Common Stock.
     (b)**      --   Specimen Certificate for Class A Warrant.
     (c)**      --   Warrant Agreement between Conolog Corporation and Continental Stock Transfer & Transfer Co.
     (cc)+++    --   Form of Amended and Restated Warrant Agreement between Conolog Corporation and Continental
                     Stock Transfer & Trust Co.
     (dd)+      --   Form of Representative's Unit Purchase Option.
     (ee)+      --   Form of Financial Consulting Agreement.
  5.1+++        --   Opinion of Bernstein & Wasserman on legality of securities being registered.
 10.1           --   Credit Facility documents between Manufacturers Hanover Trust Company and the Registrant
                     pursuant to which Registrant obtained a Credit Facility for $4,000,000--incorporated by reference to Exhibit 6A-D to the Registrant's Current Report on Form 8-K dated April 5, 1989.
 10.2**         --   Conolog Corporation 1995/1996 Stock Option Plan.
 10.3***        --   Option and Purchase, Sale and Assignment Agreement, dated as of September 12, 1996 by and between The Chase Manhattan Bank and CNL Holdings, Inc.
 10.3(A)*****   --   Amendment No. 1 dated January 3, 1997 to Option and Purchase, Sale and Assignment Agreement
                     (dated as of September 12, 1996), by and between The Chase Manhattan Bank and CNL Holdings,
                     Inc.
 10.4***        --   Irrevocably Proxy dated as of September 12, 1996 by and between CNL Holdings, Inc. and Conolog
                     Corporation.
 10.5***        --   Agreement dated September 12, 1996 by and between CNL Holdings, Inc. and Conolog Corporation.
 10.5(A)**      --   Amendment No. 1 dated January 31, 1997 to Conolog Corporation Allonge.
 10.6+          --   Employment Agreement dated June 1,1997 between Robert Benou and Conolog Corporation.
 10.7+          --   Employment Agreement dated June 1, 1997 between Marc Benou and Conolog Corporation.
 10.8++         --   Form of December 1996/January 1997 Bridge Loan Agreement.
 10.9++         --   Form of Amendment to December 1996/January 1997 Bridge Loan Agreement.
 11  ++++       --   Statement Re: Computation of Per Share Earnings.
 23.1           --   Consent of Bernstein & Wasserman (included in Exhibit No. 5).
 23.2*          --   Consent of Rosenberg Rich Baker Berman & Company, Independent Certified Public Accountants.


------------------
     * Filed herewith.


   ** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (33-92424).

  *** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (333-14247).

***** Incorporated by reference to Registrant's Form 8-K filed February 4, 1997.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     + Incorporated by reference to Registrant's Registration Statement on Form
       S-1 (333-35489) filed on September 12, 1997.

   ++ Incorporated by reference to Amendment No. 1 to Registrant's Registration
      Statement on Form S-1 (333-35489) filed on November 6, 1997.

  +++ Incorporated by reference to Amendment No. 2 to Registrant's Registration
      Statement on Form S-1 (333-35489) filed on November 24, 1997.


 ++++ Incorporated by reference to Amendment No. 3 to Registrant's Registration
      Statement on Form S-1 (333-35489) filed on December 23, 1997.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the Representative at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

     (b) Rule 415 Offering

     The undersigned registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (c) Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A

     The undersigned Registrant hereby undertakes that:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 7TH DAY OF JANUARY, 1998.


                                          CONOLOG CORPORATION

                                          By:      /s/ ROBERT S. BENOU
                                             ---------------------------------
                                                       Robert S. Benou
                                                    President, Director,
                                                  Chief Executive Officer,
                                                Chief Financial Officer and
                                                       Comptroller

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   ------------------

           /s/ ROBERT S. BENOU              President, Director, Chief Executive             January 7, 1998
------------------------------------------  Officer, Chief Financial Officer and
             Robert S. Benou                Comptroller

           /s/ ARPAD J. HAVASY              Executive Vice President, Secretary,             January 7, 1998
------------------------------------------  Treasurer and Director
             Arpad J. Havasy

            /s/ MARC R. BENOU               Vice President, Assistant Secretary and          January 7, 1998
------------------------------------------  Director
              Marc R. Benou

           /s/ LOUIS S. MASSAD              Director                                         January 7, 1998
------------------------------------------
             Louis S. Massad